 Exhibit 99.1

RETAIL PROPERTIES OF AMERICA, INC.

Consolidated Financial Statements

As of and for the Year Ended December 31, 2020

Index

RETAIL PROPERTIES OF AMERICA, INC.

Schedules not filed:

All schedules other than the two listed in the Index have been omitted as the required information is either not applicable or the information is already presented in the accompanying consolidated financial statements or related notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Retail Properties of America, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Retail Properties of America, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and other comprehensive loss, equity, and cash flows, for each of the three years in the period ended December 31, 2020, and the related notes and the schedules listed in the Index (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current-period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which they relate.

Real Estate Investment Properties – Determination of Impairment Indicators — Refer to Notes 2 and 12 to the consolidated financial statements

Critical Audit Matter Description

The Company’s evaluation of real estate investment properties for impairment involves an initial assessment of each investment property to determine whether events or changes in circumstances exist that may indicate that the carrying amounts of investment properties are no longer recoverable. Possible indications of impairment may include current events or anticipated future changes in circumstances affecting occupancy, leasing, hold periods, and changes in market conditions. When events or changes in circumstances are identified, a property is tested for recoverability by comparing its carrying value to its estimated future undiscounted cash flows. If the carrying amount of a property exceeds the estimated future undiscounted cash flows, an analysis is performed to determine the fair value of the property.

The Company makes significant assumptions in its consideration of events or changes in circumstances to identify whether there are indications of impairment. Changes in these assumptions could have a significant impact on the investment properties identified for further analysis. The total investment properties balance as of December 31, 2020 was $3.3 billion, following impairment losses recorded during 2020 of $2.6 million.

We identified the Company’s consideration of impairment indicators for its investment properties as a critical audit matter because of the significant assumptions management makes in its consideration of whether events or changes in circumstances have occurred indicate the carrying amounts of investment properties may not be recoverable. This required a high degree of auditor judgment when performing audit procedures to evaluate whether management appropriately identified impairment indicators.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the assessment of investment properties for possible indications of impairment included the following, among others:

•	We tested the effectiveness of the controls over management’s identification of possible circumstances that may indicate the carrying amounts of investment properties are no longer recoverable, including controls over management’s estimates.

•	We evaluated management’s impairment analysis by:

◦	Testing real estate assets for possible indications of impairment, including searching for adverse asset-specific and/or market conditions.

◦	Developing an independent expectation of impairment indicators and comparing such expectation to management’s analysis.

Accounts Receivable, Net – Collectibility of Tenant Receivables — Refer to Notes 2 and 6 to the consolidated financial statements

Critical Audit Matter Description

The recent global pandemic relating to COVID-19 has impacted the Company’s ability to collect rental income on a timely basis, as certain tenants have been materially impacted by tenant store closures, quarantines and stay-at-home orders. As a result of COVID-19 and the measures implemented to mitigate its impact, a certain number of the Company’s tenants requested, and the Company executed, lease concession agreements and may grant further rent concessions, on a case-by-case basis. The Company is required to evaluate each lease arrangement as to whether it is probable of collecting substantially all of the remaining lease payments. Individual leases are assessed for collectibility and upon the determination that the collection of rents over the remaining lease life is not probable, lease income is recognized on the cash basis of accounting. For leases where collectibility of substantially all the remaining lease payments is probable, the Company records a general reserve against the portion of its accounts receivable balance management believes to be uncollectible. The Company accounts for certain tenants on the cash basis of accounting and estimates its general reserve based on a quantitative and qualitative analysis of balances outstanding, historical collection levels, status of lease concessions, financial health and current economic trends, among other factors.

The Company makes significant assumptions in establishing a general reserve and determining whether tenant revenue should be recognized on the cash basis. Changes in these assumptions could have a significant impact on the Accounts receivable, net.

We identified the Company’s evaluation of the collectibility of a tenant’s lease payments as a critical audit matter because of the significant assumptions management makes in its evaluation of the collectibility of receivables related to revenue generating activities. This required a high degree of auditor judgment when performing audit procedures to evaluate whether management appropriately determined if tenant revenue should be recognized on the cash basis of accounting and management’s estimate of the general reserve.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to evaluating the Company’s determination of whether tenant revenue should be recognized on the cash basis of accounting and the general reserve include the following, among others:

•	We tested the effectiveness of the controls over management’s assessment of the probability of collecting substantially all of the remaining lease payments from each tenant and management’s estimate of its general reserve for uncollectible receivables.

•	We evaluated management’s assessment of whether tenant revenue should be recognized on the cash basis and management’s estimate of its general reserve by:

◦	Evaluating and inspecting the terms of recent lease amendments containing lease concessions.

◦	Testing the completeness and accuracy of the cash-basis tenant listing for which the Company made the determination collection of rents over the remaining lease life is not probable, which included consideration of tenant specific and market information.

◦	Obtaining and evaluating the reasonableness of management’s analysis of its general reserve.

•	We performed corroborating inquiries with Company personnel, including those from the leasing department, legal department, operations, and financial reporting, and inspected tenant records, including executed lease amendments, to determine whether management’s assumptions regarding the probability of collecting substantially all of the remaining lease payments and collection losses were appropriate based on the status of lease concession agreements and recent rent collection experience.

/s/ Deloitte & Touche LLP

Chicago, Illinois

February 17, 2021

We have served as the Company’s auditor since 2009.

RETAIL PROPERTIES OF AMERICA, INC.

Consolidated Balance Sheets

(in thousands, except par value amounts)

	December 31, 2020	December 31, 2019
Assets
Investment properties:
Land	$1,075,037	$1,021,829
Building and other improvements	3,590,495	3,544,582
Developments in progress	188,556	113,353
	4,854,088	4,679,764
Less: accumulated depreciation	(1,514,440)	(1,383,274)
Net investment properties (includes $74,314 and $12,445 from consolidated variable interest entities, respectively)	3,339,648	3,296,490
Cash and cash equivalents	41,785	9,989
Accounts receivable, net	73,983	73,832
Acquired lease intangible assets, net	66,799	79,832
Right-of-use lease assets	42,768	50,241
Other assets, net (includes $354 and $164 from consolidated variable interest entities, respectively)	72,220	75,978
Total assets	$3,637,203	$3,586,362

Liabilities and Equity
Liabilities:
Mortgages payable, net	$91,514	$94,155
Unsecured notes payable, net	1,186,000	796,247
Unsecured term loans, net	467,559	716,523
Unsecured revolving line of credit	—	18,000
Accounts payable and accrued expenses	78,692	78,902
Distributions payable	12,855	35,387
Acquired lease intangible liabilities, net	61,698	63,578
Lease liabilities	84,628	91,129
Other liabilities (includes $3,890 and $1,707 from consolidated variable interest entities, respectively)	72,127	56,368
Total liabilities	2,055,073	1,950,289

Commitments and contingencies (Note 14)

Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, none issued or outstanding	—	—
Class A common stock, $0.001 par value, 475,000 shares authorized, 214,168 and 213,600 shares issued and outstanding as of December 31, 2020 and 2019, respectively	214	214
Additional paid-in capital	4,519,522	4,510,484
Accumulated distributions in excess of earnings	(2,910,383)	(2,865,933)
Accumulated other comprehensive loss	(31,730)	(12,288)
Total shareholders’ equity	1,577,623	1,632,477
Noncontrolling interests	4,507	3,596
Total equity	1,582,130	1,636,073
Total liabilities and equity	$3,637,203	$3,586,362

See accompanying notes to consolidated financial statements

RETAIL PROPERTIES OF AMERICA, INC.

Consolidated Statements of Operations and Other Comprehensive Loss

(in thousands, except per share amounts)

	Year Ended December 31,
	2020	2019	2018
Revenues:
Lease income	$430,043	$481,686	$482,497

Expenses:
Operating expenses	64,043	68,396	74,885
Real estate taxes	72,896	73,247	73,683
Depreciation and amortization	165,974	194,573	175,977
Provision for impairment of investment properties	2,625	12,298	2,079
General and administrative expenses	38,681	40,489	42,363
Total expenses	344,219	389,003	368,987

Other (expense) income:
Interest expense	(78,498)	(76,571)	(73,746)
Gain on sales of investment properties	1,352	18,872	37,211
Gain on litigation settlement	6,100	—	—
Other (expense) income, net	(207)	(2,587)	665
Net income	14,571	32,397	77,640
Net income attributable to noncontrolling interests	—	—	—
Net income attributable to common shareholders	$14,571	$32,397	$77,640

Earnings per common share – basic and diluted:
Net income per common share attributable to common shareholders	$0.07	$0.15	$0.35

Net income	$14,571	$32,397	$77,640
Other comprehensive loss:
Net unrealized loss on derivative instruments (Note 8)	(19,442)	(10,766)	(2,608)
Comprehensive (loss) income attributable to the Company	$(4,871)	$21,631	$75,032

Weighted average number of common shares outstanding – basic	213,331	212,948	217,830

Weighted average number of common shares outstanding – diluted	213,331	213,198	218,231

See accompanying notes to consolidated financial statements

RETAIL PROPERTIES OF AMERICA, INC.

Consolidated Statements of Equity

(in thousands, except per share amounts)

	Class A Common Stock		Additional Paid-in	Accumulated Distributions in Excess of	Accumulated Other Comprehensive	Total Shareholders’	Noncontrolling
	Shares	Amount	Capital	Earnings	Income (Loss)	Equity	Interests	Total Equity
Balance as of January 1, 2018	219,237	$219	$4,574,428	$(2,690,021)	$1,074	$1,885,700	$—	$1,885,700
Cumulative effect of accounting change	—	—	—	(12)	12	—	—	—
Net income	—	—	—	77,640	—	77,640	—	77,640
Other comprehensive loss	—	—	—	—	(2,608)	(2,608)	—	(2,608)
Contributions from noncontrolling interests	—	—	—	—	—	—	418	418
Distributions declared to common shareholders ($0.6625 per share)	—	—	—	(144,409)	—	(144,409)	—	(144,409)
Issuance of common stock	59	—	—	—	—	—	—	—
Shares repurchased through common stock repurchase program	(6,341)	(6)	(74,946)	—	—	(74,952)	—	(74,952)
Issuance of restricted shares	382	—	—	—	—	—	—	—
Stock-based compensation expense, net of forfeitures	(12)	—	6,992	—	—	6,992	—	6,992
Shares withheld for employee taxes	(149)	—	(1,772)	—	—	(1,772)	—	(1,772)
Balance as of December 31, 2018	213,176	$213	$4,504,702	$(2,756,802)	$(1,522)	$1,746,591	$418	$1,747,009

Net income	—	$—	$—	$32,397	$—	$32,397	$—	$32,397
Other comprehensive loss	—	—	—	—	(10,766)	(10,766)	—	(10,766)
Contributions from noncontrolling interests	—	—	—	—	—	—	3,178	3,178
Distributions declared to common shareholders ($0.6625 per share)	—	—	—	(141,528)	—	(141,528)	—	(141,528)
Issuance of common stock	111	—	—		—	—	—	—
Issuance of restricted shares	469	1	—	—	—	1	—	1
Stock-based compensation expense, net of forfeitures	(16)	—	7,559	—	—	7,559	—	7,559
Shares withheld for employee taxes	(140)	—	(1,777)	—	—	(1,777)	—	(1,777)
Balance as of December 31, 2019	213,600	$214	$4,510,484	$(2,865,933)	$(12,288)	$1,632,477	$3,596	$1,636,073

Net income	—	$—	$—	$14,571	$—	14,571	$—	$14,571
Other comprehensive loss	—	—	—	—	(19,442)	(19,442)	—	(19,442)
Contributions from noncontrolling interests	—	—	—	—	—	—	3,128	3,128
Termination of consolidated joint ventures	—	—	2,217	—	—	2,217	(2,217)	—
Distributions declared to common shareholders ($0.275625 per share)	—	—	—	(59,021)	—	(59,021)	—	(59,021)
Issuance of common stock	148	—	—	—	—	—	—	—
Issuance of restricted shares	624	—	—	—	—	—	—	—
Stock-based compensation expense, net of forfeitures	(8)	—	8,915	—	—	8,915	—	8,915
Shares withheld for employee taxes	(196)	—	(2,094)	—	—	(2,094)	—	(2,094)
Balance as of December 31, 2020	214,168	$214	$4,519,522	$(2,910,383)	$(31,730)	$1,577,623	$4,507	$1,582,130

See accompanying notes to consolidated financial statements

RETAIL PROPERTIES OF AMERICA, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income	$14,571	$32,397	$77,640
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165,974	194,573	175,977
Provision for impairment of investment properties	2,625	12,298	2,079
Gain on sales of investment properties	(1,352)	(18,872)	(37,211)
Amortization of loan fees and debt premium and discount, net	4,453	2,863	3,416
Amortization of stock-based compensation	8,915	7,559	6,992
Debt prepayment fees	2,786	8,151	5,791
Payment of leasing fees and inducements	(8,471)	(10,436)	(8,775)
Changes in accounts receivable, net	(6,079)	7,234	(6,294)
Changes in right-of-use lease assets	1,856	1,923	—
Changes in accounts payable and accrued expenses, net	425	129	(6,398)
Changes in lease liabilities	(941)	(630)	—
Changes in other operating assets and liabilities, net	(569)	2,935	(672)
Other, net	(1,023)	(8,633)	(8,382)
Net cash provided by operating activities	183,170	231,491	204,163

Cash flows from investing activities:
Purchase of investment properties	(54,970)	(29,891)	(25,450)
Capital expenditures and tenant improvements	(62,914)	(75,597)	(72,936)
Proceeds from sales of investment properties	12,721	44,656	197,887
Investment in developments in progress	(81,408)	(29,470)	(12,226)
Net cash (used in) provided by investing activities	(186,571)	(90,302)	87,275

Cash flows from financing activities:
Principal payments on mortgages payable	(2,748)	(110,546)	(81,788)
Proceeds from unsecured notes payable	493,746	100,000	—
Repayments of unsecured notes payable	(100,000)	—	—
Proceeds from unsecured term loans	—	270,000	—
Repayments of unsecured term loans	(250,000)	—	(100,000)
Proceeds from unsecured revolving line of credit	937,704	263,000	482,000
Repayments of unsecured revolving line of credit	(955,704)	(518,000)	(425,000)
Payment of loan fees and deposits	(5,410)	(2,519)	(5,954)
Debt prepayment fees	(2,786)	(8,151)	(5,791)
Distributions paid	(81,553)	(141,528)	(145,333)
Shares repurchased through common stock repurchase program	—	—	(74,952)
Other, net	1,034	1,401	(1,354)
Net cash provided by (used in) financing activities	34,283	(146,343)	(358,172)

Net increase (decrease) in cash, cash equivalents and restricted cash	30,882	(5,154)	(66,734)
Cash, cash equivalents and restricted cash, at beginning of year	14,447	19,601	86,335
Cash, cash equivalents and restricted cash, at end of year	$45,329	$14,447	$19,601

(continued)

RETAIL PROPERTIES OF AMERICA, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019	2018
Supplemental cash flow disclosure, including non-cash activities:
Cash paid for interest, net of interest capitalized	$66,562	$74,154	$70,564
Cash paid for amounts included in the measurement of operating lease liabilities	$5,904	$6,011	$—
Distributions payable	$12,855	$35,387	$35,387
Accrued capital expenditures and tenant improvements	$6,307	$7,477	$16,007
Accrued leasing fees and inducements	$1,203	$1,903	$530
Accrued redevelopment costs	$1,404	$2,185	$41
Amounts reclassified to developments in progress	$550	$34,746	$—
Developments in progress placed in service	$5,974	$1,377	$11,997
Change in noncontrolling interest due to termination of joint ventures	$2,217	$—	$—
Lease liabilities arising from obtaining right-of-use lease assets	$383	$103,840	$—
Straight-line ground rent liabilities reclassified to right-of-use lease asset	$—	$31,030	$—
Straight-line office rent liability reclassified to right-of-use lease asset	$—	$507	$—
Acquired ground lease intangible liability reclassified to right-of-use lease asset	$—	$11,898	$—

Purchase of investment properties (after credits at closing):
Net investment properties	$(58,760)	$(28,486)	$(25,450)
Right-of-use lease assets	5,999	—	—
Accounts receivable, acquired lease intangibles and other assets	(1,801)	(1,792)	—
Lease liabilities	(5,942)	—	—
Accounts payable, acquired lease intangibles and other liabilities	5,534	387	—
Purchase of investment properties (after credits at closing)	$(54,970)	$(29,891)	$(25,450)

Proceeds from sales of investment properties:
Net investment properties	$11,307	$30,119	$156,248
Right-of-use lease assets	—	8,242	—
Accounts receivable, acquired lease intangibles and other assets	167	1,591	11,279
Lease liabilities	—	(11,326)	—
Accounts payable, acquired lease intangibles and other liabilities	(105)	(2,842)	(6,851)
Gain on sales of investment properties	1,352	18,872	37,211
Proceeds from sales of investment properties	$12,721	$44,656	$197,887

Reconciliation of cash, cash equivalents and restricted cash, at end of year:
Cash and cash equivalents	$41,785	$9,989	$14,722
Restricted cash (included within “Other assets, net”)	3,544	4,458	4,879
Total cash, cash equivalents and restricted cash	$45,329	$14,447	$19,601

See accompanying notes to consolidated financial statements

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

(1) ORGANIZATION AND BASIS OF PRESENTATION

Retail Properties of America, Inc. (the Company) was formed on March 5, 2003 and its primary purpose is to own and operate high quality, strategically located open-air shopping centers, including properties with a mixed-use component. As of December 31, 2020, the Company owned 102 retail operating properties in the United States.

The Company has elected to be taxed as a real estate investment trust (REIT) under the Internal Revenue Code of 1986, as amended (the Code). The Company believes it qualifies for taxation as a REIT and, as such, the Company generally will not be subject to U.S. federal income tax on taxable income that is distributed to its shareholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to U.S. federal income tax on its taxable income. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and U.S. federal income and excise taxes on its undistributed income. The Company has one wholly owned subsidiary that has jointly elected to be treated as a taxable REIT subsidiary (TRS) and is subject to U.S. federal, state and local income taxes at regular corporate tax rates. The income tax expense incurred by the TRS did not have a material impact on the Company’s accompanying consolidated financial statements.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. For example, significant estimates and assumptions have been made with respect to (i) the reserve for uncollectible lease income, (ii) provision for impairment, including estimates of holding periods, capitalization rates and discount rates (where applicable), and (iii) initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions and initial recognition of right-of-use lease assets and lease liabilities. Actual results could differ from these estimates.

In accordance with the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC) 205, Presentation of Financial Statements, certain prior year balances in the accompanying consolidated statements of cash flows have been reclassified in order to conform to the current period presentation. Specifically, for the years ended December 31, 2019 and 2018, the reserve for uncollectible lease income of $2,404 and $2,101, respectively, has been presented as a component of “Changes in accounts receivable, net” rather than the previous presentation where it was included as a component of “Other, net” within “Cash flows from operating activities.” There has been no change to “Net cash provided by operating activities” for the years ended December 31, 2019 and 2018 as a result of this reclassification.

All dollar amounts and share amounts in the consolidated financial statements and notes thereto are stated in thousands with the exception of per share, per square foot and per unit amounts. Square foot and per square foot amounts are unaudited.

The accompanying consolidated financial statements include the accounts of the Company, as well as all wholly owned subsidiaries and consolidated variable interest entities (VIEs). All intercompany balances and transactions have been eliminated in consolidation. Wholly owned subsidiaries generally consist of limited liability companies, limited partnerships and statutory trusts.

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus (COVID-19) a global pandemic. COVID-19 has caused, and could continue to cause, significant disruptions to the U.S. and global economy, including the retail sector within the U.S., and has contributed to significant volatility and negative pressure in the financial markets. Many U.S. states and cities, including where the Company owns properties and/or has development sites, imposed measures, and continue to impose measures to varying degrees, intended to control the spread of COVID-19, such as instituting “shelter-in-place” rules, limitations on public gatherings and restrictions on certain business operations and/or the types of construction projects that may continue. As a result of the pandemic and the measures implemented to mitigate its impact, a number of the Company’s tenants were required to temporarily close their stores or modify their operations and, as a result, requested lease concessions. As of December 31, 2020, all of the Company’s properties were open for the benefit of the communities and customers that the Company’s tenants serve and approximately 97% of the Company’s tenants (based on gross leasable area), or 96% of the Company’s tenants (based on annualized base rent), were open. While many U.S. states and cities have eased or lifted such restrictions, some have subsequently reinstated restrictions and others may do so in the future.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

During 2020, the Company executed agreements with tenants regarding lease concessions. See a discussion regarding lease concessions executed or agreed in principle as a result of the COVID-19 pandemic and related accounting treatment in Note 2 and Note 6 to the consolidated financial statements.

The Company continues to closely monitor the impact of the pandemic on all aspects of its business. Due to numerous uncertainties, it is not possible to accurately predict the ultimate impact the pandemic will have on the Company’s financial condition, results of operations and cash flows.

The Company’s property ownership as of December 31, 2020 is summarized below:

Property Count
Retail operating properties	102
Expansion and redevelopment projects:
Circle East	1
One Loudoun Downtown – Pads G & H (a)	—
Carillon	1
The Shoppes at Quarterfield	1
Total number of properties	105

(a)	The operating portion of this property is included within the property count for retail operating properties.

During the year ended December 31, 2020, the Company terminated the two joint ventures at its Carillon redevelopment as a result of halting the planned vertical construction in response to macroeconomic conditions related to the COVID-19 pandemic. During the year ended December 31, 2018, the Company entered into a joint venture agreement related to the development project at One Loudoun Downtown. The joint ventures are considered VIEs and the Company is considered the primary beneficiary. As such, the Company has consolidated these joint ventures and presented the joint venture partner’s interests as noncontrolling interests.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investment Properties: Investment properties are recorded at cost less accumulated depreciation. Ordinary repairs and maintenance are expensed as incurred. Expenditures for significant improvements, including internal salaries and related benefits of personnel directly involved in the improvements, are capitalized.

The Company allocates the purchase price of each acquired investment property accounted for as an asset acquisition based upon the relative fair value of the individual assets acquired and liabilities assumed, which generally include (i) land, (ii) building and other improvements, (iii) in-place lease value intangibles, (iv) acquired above and below market lease intangibles, (v) any assumed financing that is determined to be above or below market and (vi) the value of customer relationships. Asset acquisitions do not give rise to goodwill and the related transaction costs are capitalized and included with the allocated purchase price.

For tangible assets acquired, including land, building and other improvements, the Company considers available comparable market and industry information in estimating the acquisition date fair value. The Company allocates a portion of the purchase price to the estimated acquired in-place lease value intangibles based on estimated lease execution costs for similar leases as well as lost rental payments during an assumed lease-up period. The Company also evaluates each acquired lease as compared to current market rates. If an acquired lease is determined to be above or below market, the Company allocates a portion of the purchase price to such above or below market leases based upon the present value of the difference between the contractual lease payments and estimated market rent payments over the remaining lease term. Renewal periods are included within the lease term in the calculation of above and below market lease values if, based upon factors known at the acquisition date, market participants would consider it reasonably assured that the lessee would exercise such options. Fair value estimates used in acquisition accounting, including the discount rate used, require the Company to consider various factors, including, but not limited to, market knowledge, demographics, age and physical condition of the property, geographic location, size and location of tenant spaces within the acquired investment property, and tenant profile.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The portion of the purchase price allocated to acquired in-place lease value intangibles is amortized on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense. The Company incurred amortization expense pertaining to acquired in-place lease value intangibles of $13,095, $14,728 and $21,014 for the years ended December 31, 2020, 2019 and 2018, respectively.

With respect to acquired leases in which the Company is the lessor, the portion of the purchase price allocated to acquired above and below market lease intangibles is amortized on a straight-line basis over the life of the related lease as an adjustment to lease income. Amortization pertaining to above market lease intangibles of $1,948, $3,197 and $4,403 for the years ended December 31, 2020, 2019 and 2018, respectively, was recorded as a reduction to lease income. Amortization pertaining to below market lease intangibles of $7,360, $8,626 and $9,870 for the years ended December 31, 2020, 2019 and 2018, respectively, was recorded as an increase to lease income.

With respect to acquired leases in which the Company is the lessee, a lease liability is measured at the present value of the remaining lease payments and the right-of-use lease (ROU) asset is initially measured as the same amount as the lease liability and adjusted for any above or below market ground lease intangibles. Amortization pertaining to above market ground lease intangibles of $560 for the year ended December 31, 2018 was recorded as a reduction to operating expenses.

The following table presents the amortization during the next five years and thereafter related to the acquired lease intangible assets and liabilities for properties owned as of December 31, 2020:

	2021	2022	2023	2024	2025	Thereafter	Total
Amortization of:
Acquired above market lease intangibles (a)	$1,408	$1,139	$1,000	$744	$502	$1,912	$6,705
Acquired in-place lease value intangibles (a)	9,137	8,029	6,954	6,196	4,912	24,866	60,094
Acquired lease intangible assets, net (b)	$10,545	$9,168	$7,954	$6,940	$5,414	$26,778	$66,799

Acquired below market lease intangibles (a)	$(5,140)	$(4,986)	$(4,783)	$(4,638)	$(4,197)	$(37,954)	$(61,698)
Acquired lease intangible liabilities, net (b)	$(5,140)	$(4,986)	$(4,783)	$(4,638)	$(4,197)	$(37,954)	$(61,698)

(a)	Represents the portion of the purchase price with respect to acquired leases in which the Company is the lessor. The amortization of acquired above and below market lease intangibles is recorded as an adjustment to lease income and the amortization of acquired in-place lease value intangibles is recorded to depreciation and amortization expense.

(b)	Acquired lease intangible assets, net and acquired lease intangible liabilities, net are presented net of $282,813 and $52,847 of accumulated amortization, respectively, as of December 31, 2020.

Depreciation expense is computed using the straight-line method. Building and other improvements are depreciated based upon estimated useful lives of 30 years for building and associated improvements and 15 years for site improvements and most other capital improvements. Tenant improvements and leasing fees, including capitalized internal leasing incentives, all of which are incremental to signed leases, are amortized on a straight-line basis over the life of the related lease as a component of depreciation and amortization expense. The Company capitalized internal salaries and related benefits of personnel directly involved in capital projects and tenant improvements of $2,679, $2,685 and $2,032 during the years ended December 31, 2020, 2019 and 2018. The Company also capitalized $262, $359 and $384 of internal leasing incentives, all of which were incremental to signed leases, during the years ended December 31, 2020, 2019 and 2018, respectively.

Impairment of Long-Lived Assets: The Company’s investment properties, including developments in progress, are reviewed for potential impairment at the end of each reporting period or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. At the end of each reporting period, the Company separately determines whether impairment indicators exist for each property. Examples of situations considered to be impairment indicators for both operating properties and developments in progress include, but are not limited to:

•	a substantial decline in or continued low occupancy rate or cash flow;

•	expected significant declines in occupancy in the near future;

•	continued difficulty in leasing space;

•	a significant concentration of financially troubled tenants;

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

•	a reduction in anticipated holding period;

•	a cost accumulation or delay in project completion date significantly above and beyond the original development or redevelopment estimate;

•	a significant decrease in market price not in line with general market trends; and

•	any other quantitative or qualitative events or factors deemed significant by the Company’s management or board of directors.

If the presence of one or more impairment indicators as described above is identified at the end of a reporting period or at any point throughout the year with respect to a property, the asset is tested for recoverability by comparing its carrying value to the estimated future undiscounted cash flows. An investment property is considered to be impaired when the estimated future undiscounted cash flows are less than its current carrying value. When performing a test for recoverability or estimating the fair value of an impaired investment property, the Company makes certain complex or subjective assumptions that include, but are not limited to:

•	projected operating cash flows considering factors such as vacancy rates, rental rates, lease terms, tenant financial strength, competitive positioning and property location;

•	estimated holding period or various potential holding periods when considering probability-weighted scenarios;

•	projected capital expenditures and lease origination costs;

•	estimated interest and internal costs expected to be capitalized, dates of construction completion and grand opening dates for developments in progress;

•	projected cash flows from the eventual disposition of an operating property or development in progress;

•	comparable selling prices; and

•	a property-specific discount rate.

To the extent impairment has occurred, the Company will record an impairment charge calculated as the excess of the carrying value of the asset over its estimated fair value.

Below is a summary of impairment charges recorded within “Provision for impairment of investment properties” in the accompanying consolidated statements of operations and other comprehensive loss during the years ended December 31, 2020, 2019 and 2018:

	Year Ended December 31,
	2020	2019	2018
Impairment of consolidated properties	$2,625	$12,298	$2,079

The Company’s assessment of impairment as of December 31, 2020 was based on the most current information available to the Company. The extent to which COVID-19 impacts the Company and its tenants will depend, in part, on future developments, which are highly uncertain. If the effects of COVID-19 cause economic and market conditions to continue to deteriorate, which, consequently, result in deterioration of operating conditions and/or if the Company’s expected holding period for assets change, subsequent tests for impairment could result in impairment charges in the future. The Company can provide no assurance that material impairment charges with respect to the Company’s investment properties will not occur in 2021 or future periods. Based upon current market conditions, certain of the Company’s properties may have fair values less than their carrying amounts. However, based on the Company’s plans with respect to those properties, the Company believes that their carrying amounts are recoverable and therefore, under applicable GAAP guidance, no impairment charges were recorded. Indications of a tenant’s inability to continue as a going concern or changes in the Company’s long-term hold strategies could change in future periods. Accordingly, the Company will continue to monitor circumstances and events in future periods to determine whether additional impairment charges are warranted. Refer to Note 12 to the consolidated financial statements for further discussion.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Expansion and Redevelopment Projects: Expansion and redevelopment projects are classified as developments in progress on the accompanying consolidated balance sheets and include (i) land held for development and (ii) expansion and redevelopment projects at existing properties. During the development period, the Company capitalizes direct project costs such as construction, insurance, architectural and legal, as well as certain indirect project costs such as interest, other financing costs, real estate taxes and internal salaries and related benefits of personnel directly involved in the project. Capitalization of project costs begins when the activities and related expenditures commence and cease when the project, or a portion of the project, is substantially complete and ready for its intended use, at which time the classification changes from development to operating, the project is placed in service and depreciation commences. Generally, rental property is considered substantially complete and ready for its intended use upon completion of tenant improvements, but no later than one year from completion of major construction activity. A property is considered stabilized upon reaching 90% occupancy, but generally no later than one year from completion of major construction activity.

The Company makes estimates as to the probability of completion of expansion and redevelopment projects. If the Company determines that completion of the expansion or redevelopment project is no longer probable, the Company expenses any capitalized costs that are not recoverable. The Company capitalized $5,605, $3,730 and $2,128 of indirect project costs related to expansions and redevelopment projects, including, among other costs, $1,486, $1,414 and $1,123 of internal salaries and related benefits of personnel directly involved in the expansion and redevelopment projects and $3,428, $1,594 and $462 of interest, during the years ended December 31, 2020, 2019 and 2018, respectively.

Investment Properties Held for Sale: In determining whether to classify an investment property as held for sale, the Company considers whether (i) management has committed to a plan to sell the investment property, (ii) the investment property is available for immediate sale in its present condition, subject only to terms that are usual and customary, (iii) the Company has initiated a program to locate a buyer, (iv) the Company believes that the sale of the investment property is probable, (v) the Company is actively marketing the investment property for sale at a price that is reasonable in relation to its current value, and (vi) actions required for the Company to complete the plan indicate that it is unlikely that any significant changes will be made.

If all of the above criteria are met, the Company classifies the investment property as held for sale. When these criteria are met, the Company suspends depreciation (including depreciation for tenant improvements and building improvements) and amortization of acquired in-place lease value intangibles and any above or below market lease intangibles and the Company records the investment property held for sale at the lower of cost or net realizable value. The assets and liabilities associated with those investment properties that are classified as held for sale are presented separately on the consolidated balance sheets for the most recent reporting period. No properties qualified for held for sale accounting treatment as of December 31, 2020 and 2019.

Partially Owned Entities: The Company consolidates partially-owned entities if they are VIEs in accordance with ASC 810, Consolidation and the Company is considered the primary beneficiary, the Company has voting control, the limited partners (or non-managing members) do not have substantive kick-out rights or substantive participating rights, or other conditions exist that indicate that the Company has control. Management uses its judgment when determining if the Company is the primary beneficiary of, or has a controlling financial interest in, an entity in which it has a variable interest, to determine whether the Company has the power to direct the activities that most significantly impact the entity’s economic performance and if it has significant economic exposure to the risk and rewards of ownership. The Company reassesses its interests in VIEs on an ongoing basis to determine if the entity should be consolidated.

Noncontrolling interest is the portion of equity in a consolidated subsidiary not attributable, directly or indirectly, to the Company. In the consolidated statements of operations and other comprehensive loss, revenues, expenses and net income or loss from partially owned consolidated subsidiaries are reported at the consolidated amounts, including both the amounts attributable to common shareholders and noncontrolling interests. Consolidated statements of equity include beginning balances, activity for the period and ending balances for total shareholders’ equity, noncontrolling interests and total equity. Noncontrolling interests are adjusted for additional contributions from and distributions to noncontrolling interest holders, as well as the noncontrolling interest holders’ share of the net income or loss of each respective entity, as applicable. The Company evaluates the classification and presentation of noncontrolling interests associated with consolidated joint venture investments, if any, on an ongoing basis as facts and circumstances necessitate.

Cash, Cash Equivalents and Restricted Cash: The Company considers all demand deposits, money market accounts and investments in certificates of deposit and repurchase agreements purchased with a maturity of three months or less at the date of purchase to be cash equivalents. The Company maintains its cash and cash equivalents at major financial institutions. The cash and cash equivalents balance at one or more of these financial institutions exceeds the Federal Depository Insurance Corporation (FDIC) insurance coverage. The Company periodically assesses the credit risk associated with these financial institutions and believes that the risk of loss is minimal.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Restricted cash consists of funds restricted through lender or other agreements, including funds held in escrow for future acquisitions, funds related to our captive insurance company and potential Internal Revenue Code Section 1031 tax-deferred exchanges (1031 Exchanges), and are included as a component of “Other assets, net” in the accompanying consolidated balance sheets.

Derivative and Hedging Activities: Derivatives are recorded in the accompanying consolidated balance sheets at fair value within “Other liabilities.” The Company uses interest rate derivatives to manage differences in the amount, timing and duration of the Company’s known or expected cash payments principally related to certain of its borrowings. The Company does not use derivatives for trading or speculative purposes. On the date the Company enters into a derivative, it may designate the derivative as a hedge against the variability of cash flows that are to be paid in connection with a recognized liability. Subsequent changes in fair value of a derivative that is designated and that qualifies as a cash flow hedge are recorded within “Accumulated other comprehensive loss” and are reclassified into interest expense as interest payments are made on the Company’s variable rate debt. As of December 31, 2020 and 2019, the balance in accumulated other comprehensive loss relating to derivatives was $31,730 and $12,288, respectively.

Conditional Asset Retirement Obligations: The Company evaluates the potential impact of conditional asset retirement obligations on its consolidated financial statements. The term conditional asset retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the entity’s control. Thus, the timing and/or method of settlement may be conditional on a future event. Based upon the Company’s evaluation, no accrual of a liability for asset retirement obligations was warranted as of December 31, 2020 and 2019.

Lease Income and Accounts Receivable, Net: The Company is primarily a lessor of commercial retail space and the majority of revenues from the Company’s properties consist of rents received under long-term operating leases, predominantly consisting of base rent with designated increases over the term of the lease.

The Company commences recognition of lease income on its leases based on a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date. Lease income, for leases that have fixed and measurable rent escalations, is recognized on a straight-line basis over the term of each lease. The difference between such lease income earned and the cash rent due under the provisions of a lease is recorded as straight-line rent receivable and is included as a component of “Accounts receivable, net” in the accompanying consolidated balance sheets.

Certain leases provide for percentage rent based primarily on tenant sales volume. The Company recognizes percentage rent when the specified target (i.e., breakpoint) that triggers the percentage rent is achieved. The Company recorded percentage rent and percentage rent in lieu of base rent of $1,956, $2,555 and $3,426 for the years ended December 31, 2020, 2019 and 2018, respectively, within “Lease income” in the accompanying consolidated statements of operations and other comprehensive loss.

Also, most leases provide for the reimbursement of the tenant’s pro rata share of certain operating expenses incurred by the landlord including, among others, real estate taxes, insurance, utilities, common area maintenance and management fees, subject to the terms of the respective lease. Certain other tenants are subject to net leases where the tenant is responsible for paying base rent to the Company but is directly responsible for other costs associated with occupancy, such as real estate taxes. Expenses paid directly by the tenant rather than the landlord are not included in the accompanying consolidated statements of operations and other comprehensive loss. Expenses paid by the landlord, subject to reimbursement by the tenant, are included within “Operating expenses” or “Real estate taxes” and reimbursements are included within “Lease income” along with the associated base rent in the accompanying consolidated statements of operations and other comprehensive loss.

The Company made an accounting policy election to not separate non-lease components (primarily reimbursement of common area maintenance costs) from the related lease components as (i) the fixed non-lease components have the same timing and pattern of transfer as the associated lease component, (ii) the lease component, if accounted for separately, would be classified as an operating lease and (iii) the Company considers the lease component to be the predominant component of the combined contract. Reimbursements from tenants for recoverable operating expenses are recognized within “Lease income” in the accompanying consolidated statements of operations and other comprehensive loss.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

In addition, the Company records lease termination fee income when (i) a termination letter agreement is signed, (ii) all of the conditions of such agreement have been fulfilled, (iii) the tenant is no longer occupying the property and (iv) collectibility is reasonably assured. Upon early lease termination, the Company provides for losses related to recognized tenant-specific intangibles and other assets or adjusts the remaining useful life of the assets if determined to be appropriate. The Company recorded lease termination fee income of $761, $2,024 and $1,721 for the years ended December 31, 2020, 2019 and 2018, respectively, which is included within “Lease income” in the accompanying consolidated statements of operations and other comprehensive loss.

In certain municipalities, the Company is required to remit sales taxes to governmental authorities based upon the rental income received from properties in those regions. These taxes are reimbursed by the tenant to the Company in accordance with the terms of the applicable tenant lease. The presentation of the remittance and reimbursement of these taxes is on a gross basis with sales tax expenses included within “Operating expenses” and sales tax reimbursements included within “Lease income” in the accompanying consolidated statements of operations and other comprehensive loss. Such taxes remitted to governmental authorities, which are generally reimbursed by tenants, were $569, $634 and $545 for the years ended December 31, 2020, 2019 and 2018, respectively.

As a result of COVID-19 and the measures implemented to mitigate its impact, a number of the Company’s tenants requested, and the Company executed, lease concession agreements with certain tenants. In April 2020, the FASB staff issued a question-and-answer (Q&A) document focusing on the application of the lease guidance in ASC 842, Leases, providing optional relief related to the lease modification guidance under ASC 842 for lease concession agreements entered as a result of COVID-19. The Company has elected to apply the relief guidance where lease concessions (i) have been granted as relief due to the COVID-19 pandemic and (ii) result in the total payments remaining to be substantially the same or less than the existing contract. See further discussion within “Recently Adopted Accounting Pronouncements – Prior to 2021” below.

At lease commencement, the Company expects that collectibility is probable for all of its leases due to the creditworthiness analysis performed before entering into a new lease. Throughout the lease term, individual leases are assessed for collectibility and upon the determination that the collection of rents over the remaining lease life is not probable, lease income is adjusted such that it is recognized on the cash basis of accounting. The Company will remove the cash basis designation and resume recording lease income from such tenants on an accrual basis when the Company believes that the collection of rent over the remaining lease term is probable and, generally, based upon a demonstrated payment history. As of December 31, 2020, approximately 11.9% of the Company’s tenants, based on annualized base rent of the operating portfolio, are being accounted for on the cash basis of accounting.

In addition, the Company has established a general reserve for those receivables that are not considered probable of collection. The reserve is based upon an analysis of balances outstanding, historic bad debt levels and current economic trends. Additionally, with the uncertainties regarding COVID-19, the Company’s assessment also takes into consideration items such as tenant category/type, local restrictions regarding tenant operations, the current status of lease concession requests, as well as recent rent collection experience, among other factors. This general reserve includes the reserve for lease concessions that have been agreed in principle with the tenant, but remain unexecuted as of period end, which are anticipated to provide a concession that will result in a reduction in lease income once executed.

Uncollectible lease income is comprised of (i) the change in reserve recognized related to uncollected amounts related to tenants being accounted for on the cash basis of accounting, (ii) the change in the general reserve for those receivables that are not considered probable of collection and (iii) the estimated impact for lease concessions that have been agreed in principle with the tenant, but remain unexecuted as of period end, which are anticipated to provide a concession that will result in a reduction in lease income once executed. The evaluation of individual leases to determine if they should be designated as cash basis as well as estimating the general reserve requires a significant amount of judgment by management and is based on the best information available to the Company at the time of evaluation. Due to COVID-19, uncollectible lease income increased $25,220 for the year ended December 31, 2020 as compared to $2,208 and $1,918 for the years ended December 31, 2019 and 2018, respectively. In addition, reserves related to straight-line receivables increased $9,429 for the year ended December 31, 2020 as compared to $1,184 and $825 for the years ended December 31, 2019 and 2018, respectively. As of December 31, 2020 and 2019, accounts receivable is net of reserves totaling $42,574 and $10,628, respectively.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Beginning January 1, 2019, in accordance with ASC 842, the Company began recording all changes in uncollectible lease income as an adjustment to “Lease income” in the accompanying consolidated statements of operations and other comprehensive loss. For the periods prior to January 1, 2019, changes in collectibility of lease income for billed receivables were presented within “Operating expenses” in the accompanying consolidated statements of operations and other comprehensive loss. Changes in allowances for doubtful straight-line receivables have consistently been recorded as an adjustment to “Lease income” in the accompanying consolidated statements of operations and other comprehensive loss.

Right-of-use Lease Assets and Lease Liabilities: The Company is a lessee of (i) land under non-cancellable operating leases and (ii) office space for certain management offices and its corporate offices. Rental expense associated with land and office space that the Company leases under non-cancellable operating leases is recorded on a straight-line basis over the term of each lease.

On January 1, 2019, the Company began recognizing lease liabilities and ROU assets for long-term ground and office leases where it is the lessee in connection with the Company’s adoption of ASU 2016-02, Leases. The lease liability is calculated by discounting future lease payments by the Company’s incremental borrowing rate, which is determined through consideration of (i) the Company’s entity-specific risk premium, (ii) observable market interest rates and (iii) lease term. The ROU asset is initially measured as the same amount as the lease liability and presented net of the Company’s existing straight-line ground rent liabilities and acquired ground lease intangible liability. The lease liability is amortized based on changes in the value of discounted future lease payments and the ROU asset is amortized by the difference in the straight-line lease expense for the period and the change in value of the lease liability.

The Company does not (i) include option terms in its future lease payments where they are not reasonably certain to be exercised, (ii) recognize lease liabilities and ROU assets for leases with a term of 12 months or less or (iii) separate non-lease components from lease components for operating leases.

Gain on Sales of Investment Properties: Gains on sale of investment properties are recognized, and the related real estate derecognized, when (i) the parties to the sale contract have approved the contract and are committed to perform their respective obligations, (ii) the Company can identify each party’s rights regarding the property transferred, (iii) the Company can identify the payment terms for the property transferred, (iv) the contract has commercial substance (that is, the risk, timing or amount of the entity’s future cash flows is expected to change as a result of the contract), and (v) the Company has satisfied its performance obligations by transferring control of the property. Typically, the timing of payment and satisfaction of performance obligations occur simultaneously on the disposition date upon transfer of the property’s ownership. The Company sold one, two and 10 consolidated investment properties during the years ended December 31, 2020, 2019 and 2018, respectively. Refer to Note 4 to the consolidated financial statements for further discussion.

Loan Fees: Loan fees are generally amortized using the effective interest method (or other methods which approximate the effective interest method) over the life of the related loan as a component of interest expense. Debt prepayment penalties and certain fees associated with exchanges or modifications of debt are expensed as incurred as a component of “Interest expense” in the accompanying consolidated statements of operations and other comprehensive loss.

The Company presents unamortized capitalized loan fees, excluding those related to its unsecured revolving line of credit, as direct reductions of the carrying amounts of the related debt liabilities in the accompanying consolidated balance sheets. Unamortized capitalized loan fees attributable to the Company’s unsecured revolving line of credit are recorded within “Other assets, net” in the accompanying consolidated balance sheets.

Income Taxes: The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code. As a REIT, the Company generally will not be subject to U.S. federal income tax on the taxable income the Company currently distributes to its shareholders.

The Company records a benefit, based on the GAAP measurement criteria, for uncertain income tax positions if the result of a tax position meets a “more likely than not” recognition threshold. Tax returns for the calendar years 2017 through 2020 remain subject to examination by federal and various state tax jurisdictions.

Segment Reporting: The Company’s chief operating decision maker, which is comprised of its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, assesses and measures the operating results of the Company’s portfolio of properties based on net operating income and does not differentiate properties by geography, market, size or type. Each of the Company’s investment properties is considered a separate operating segment, as each property earns revenue and incurs expenses, individual operating results are reviewed and discrete financial information is available. However, the Company’s properties are aggregated into one reportable segment as they have similar economic characteristics, the Company provides similar services to its tenants and the Company’s chief operating decision maker evaluates the collective performance of its properties.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Recently Adopted Accounting Pronouncements – Prior to 2021

Effective January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses. This new guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses. Financial assets that are measured at amortized cost are required to be presented at the net amount expected to be collected with an allowance for credit losses deducted from the amortized cost basis. In addition, an entity must consider broader information in developing its expected credit loss estimate, including the use of forecasted information. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, which clarifies that receivables arising from operating leases are not within the scope of this new guidance. Generally, the pronouncement requires a modified retrospective method of adoption. The adoption of this pronouncement did not have any effect on the Company’s consolidated financial statements as it did not have any financial assets within the scope of this guidance.

Effective January 1, 2020, the Company adopted ASU 2018-13, Fair Value Measurement. This new guidance provides new and, in some cases, eliminates or modifies the previously existing disclosure requirements on fair value measurements. Public entities are now required to disclose the following: (i) the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and (ii) the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. In addition, public entities are no longer required to disclose the following: (i) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, (ii) the policy for timing of transfers between levels and (iii) the valuation processes for Level 3 fair value measurements. The new pronouncement also clarifies and modifies certain existing provisions to promote the appropriate exercise of discretion by entities when considering fair value measurement disclosures and clarifies that materiality is an appropriate consideration when evaluating disclosure requirements. As permitted by the new pronouncement, the Company removed the discussion of its valuation processes for Level 3 fair value measurements. The Company did not remove any other disclosures as it did not have any transfers between levels of the fair value hierarchy during the current and comparative periods. The adoption of this pronouncement did not have any effect on the Company’s consolidated financial statements. The amended disclosure guidance was applied prospectively.

Effective March 12, 2020, the Company adopted ASU 2020-04, Reference Rate Reform. This temporary guidance is effective through December 31, 2022 to ease potential burdens related to the accounting for, or recognizing the effects of, reference rate reform on financial reporting. The guidance provides optional expedients for applying existing GAAP to contract modifications and hedging relationships affected by the move of global capital markets away from interbank offered rates, most notably the London Interbank Offered Rate (LIBOR). Specifically, the guidance allows for certain changes in critical terms of a designated hedging instrument or hedged item as a result of reference rate reform to not result in the dedesignation of the hedging relationship. In addition, the optional expedients related to probability and effectiveness assessments allow companies to disregard certain economic mismatches in a hedging relationship arising due to reference rate reform until both the derivative and hedged transactions have completed the transition, where current GAAP requires those mismatches to be modeled into the assessment of effectiveness. The Company elected to apply the optional expedients related to probability and effectiveness prospectively. The Company has not modified any hedging relationships and has disregarded the potential economic mismatches in hedging relationships due to reference rate reform during the year ended December 31, 2020. The adoption of this pronouncement did not have any effect on the Company’s consolidated financial statements. The Company will continue to evaluate the impact of this guidance as it transitions to alternative interest rates.

In April 2020, the FASB staff issued a Q&A document focusing on the application of the lease guidance in ASC 842, Leases, for lease concessions provided as a result of the COVID-19 pandemic. Prior to the Q&A, changes to lease payments that are not stipulated in the original lease contract are generally accounted for as lease modifications. Within the Q&A, the FASB staff provided relief for lease concessions offered as a result of the effects of the COVID-19 pandemic and does not require these concessions to be accounted for in accordance with the lease modification guidance in ASC 842.

Under existing lease guidance, a company determines, on a lease-by-lease basis, if a lease concession is the result of a new arrangement with the tenant or if it is under the enforceable rights and obligations within the lease agreement. Under the relief guidance, a company can account for certain concessions (i) as if no changes to the existing lease contract were made or (ii) as a negative variable lease adjustment to lease income. This optionality is offered in circumstances when the total future payments required by the modified contract are substantially the same as the total payments required by the existing contract. Also, under the relief guidance, a company can account for certain other concessions only as a variable lease adjustment. This relief option is offered in circumstances including when the total future payments required by the modified contract are less than the total payments required by the existing contract (i.e., abatement) or when the total payments required are the same but extend over a longer period of time as compared to the existing contract.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Application of the relief guidance is optional; however, it is required to be applied consistently to leases with similar characteristics and similar circumstances. The Company has elected to apply the relief guidance where lease concessions (i) have been granted as relief due to the COVID-19 pandemic and (ii) result in the total payments remaining to be substantially the same or less than the existing contract.

Based on the policy elections made under the relief guidance as well as modifications that do not qualify for the relief guidance, the Company has accounted for lease concessions as follows:

Lease Concession	Accounting Treatment of Concession

(i) Deferral of payment to a future period, with no change in lease term	Treated as if there are no changes to the existing lease contract; no change to lease income recognized, including the recognition of straight-line rental income.

(ii) Deferral of payment to a future period, with a modest extension of the lease term, however no increase in total payments (iii) Abatement (iv) Combination of abatement and deferral	Treated as a variable lease adjustment; reduction in lease income for the abated and deferred amounts; however, no change in the recognition of straight-line rental income. Any deferred amounts will be recognized as lease income when payment is received.

(v) Significant lease extension resulting in an increase in total payments	Existing lease modification guidance under ASC 842 is followed.

See a discussion regarding lease concessions agreed to with tenants as a result of the COVID-19 pandemic and related impact in Note 6 to the accompanying consolidated financial statements.

(3) ACQUISITIONS AND DEVELOPMENTS IN PROGRESS

Acquisitions

The Company closed on the following acquisition during the year ended December 31, 2020:

Date	Property Name	Metropolitan Statistical Area (MSA)	Property Type	Square Footage	Acquisition Price
February 6, 2020	Fullerton Metrocenter	Los Angeles	Fee interest (a)	154,700	$55,000
				154,700	$55,000	(b)

(a)	The Company acquired the fee interest in an existing multi-tenant retail operating property. In connection with this acquisition, the Company also assumed the lessor position in a ground lease with a shadow anchor.

(b)	Acquisition price does not include capitalized closing costs and adjustments totaling $240.

The Company closed on the following acquisitions during the year ended December 31, 2019:

Date	Property Name	MSA	Property Type	Square Footage	Acquisition Price
March 7, 2019	North Benson Center	Seattle	Multi-tenant retail	70,500	$25,340
June 10, 2019	Paradise Valley Marketplace – Parcel	Phoenix	Land (a)	—	1,343
August 13, 2019	Southlake Town Square – Parcel	Dallas	Single-user parcel (b)	3,100	3,293
				73,600	$29,976	(c)

(a)	The Company acquired a parcel adjacent to its Paradise Valley Marketplace multi-tenant retail operating property. The total number of properties in the Company’s portfolio was not affected by this transaction.

(b)	The Company acquired a single-user parcel at its Southlake Town Square multi-tenant retail operating property. The total number of properties in the Company’s portfolio was not affected by this transaction.

(c)	Acquisition price does not include capitalized closing costs and adjustments totaling $316.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

During the year ended December 31, 2018, the Company acquired One Loudoun Uptown for an acquisition price of $25,000. The 58-acre land parcel contains 32 acres that are developable and is located adjacent to One Loudoun Downtown, the Company’s multi-tenant retail operating property in Ashburn, Virginia. The acquisition price does not include capitalized closing costs and adjustments totaling $450. The acquired land parcel is classified as land held for development and is included within “Developments in progress” in the accompanying consolidated balance sheets. The total number of properties in the Company’s portfolio was not affected by this transaction.

The following table summarizes the acquisition date values, before prorations, the Company recorded in conjunction with the acquisitions completed during the years ended December 31, 2020, 2019 and 2018 discussed above:

	2020	2019	2018
Land	$57,137	$14,819	$—
Developments in progress	—	—	25,450
Building and other improvements, net	1,623	13,667	—
Acquired lease intangible assets (a)	2,014	2,040	—
Acquired lease intangible liabilities (b)	(5,534)	(234)	—
Net assets acquired	$55,240	$30,292	$25,450

(a)	The weighted average amortization period for acquired lease intangible assets is 17 years and six years for acquisitions completed during the years ended December 31, 2020 and 2019, respectively.

(b)	The weighted average amortization period for acquired lease intangible liabilities is 17 years and five years for acquisitions completed during the years ended December 31, 2020 and 2019, respectively.

These acquisitions were funded using a combination of available cash on hand, proceeds from dispositions and proceeds from the Company’s unsecured revolving line of credit. All of the acquisitions completed during 2020, 2019 and 2018 were considered asset acquisitions and, as such, transaction costs were capitalized upon closing.

Developments in Progress

The carrying amount of the Company’s developments in progress are as follows:

		December 31,
Property Name	MSA	2020	2019
Expansion and redevelopment projects
Circle East (a)	Baltimore	$38,180	$33,628
One Loudoun Downtown	Washington, D.C.	89,103	27,868
Carillon (b)	Washington, D.C.	33,463	26,407
The Shoppes at Quarterfield	Baltimore	865	—
Pad development projects
Southlake Town Square	Dallas	1,495	—
		163,106	87,903
Land held for future development
One Loudoun Uptown	Washington, D.C.	25,450	25,450
Total developments in progress		$188,556	$113,353

(a)	During the year ended December 31, 2018, the Company received net proceeds of $11,820 in connection with the sale of air rights to a third party to develop multi-family rental units at Circle East, which is shown net within the “Developments in progress” balance as of December 31, 2020 and 2019 in the accompanying consolidated balance sheets.

(b)	During the three months ended September 30, 2019, the Company commenced the active redevelopment at Carillon, at which time the Company (i) recorded $26,330 of accelerated depreciation related to the write-off of assets taken out of service due to the demolition of existing structures in connection with the redevelopment and (ii) reclassified all predevelopment costs related to the redevelopment as well as the Company’s historical basis in the phases to be developed from “Other assets, net” and “Investment properties,” respectively, to “Developments in progress” in the accompanying consolidated balance sheets.

In response to macroeconomic conditions related to the COVID-19 pandemic, the Company halted plans for vertical construction at its Carillon redevelopment during the three months ended March 31, 2020 and materially reduced the planned scope and spend for the project. As of December 31, 2020, the Company had completed the current scope of site work preparation at the property in anticipation of future vertical development at the site.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Variable Interest Entities

During the year ended December 31, 2019, the Company entered into a joint venture related to the development, ownership and operation of the medical office building portion of the redevelopment project at Carillon, of which joint venture the Company owns 95%. During the year ended December 31, 2018, the Company entered into two joint ventures related to the development, ownership and operation of (i) the multi-family rental portion of the expansion project at One Loudoun Downtown – Pads G & H and (ii) the multi-family rental redevelopment project at Carillon, of which joint ventures the Company owns 90% and 95%, respectively.

The joint ventures are considered VIEs primarily because the Company’s joint venture partners do not have substantive kick-out rights or substantive participating rights. The Company is considered the primary beneficiary as it has a controlling financial interest in each joint venture. As such, the Company has consolidated these joint ventures and presented the joint venture partners’ interests as noncontrolling interests.

As a result of halting the planned vertical construction at Carillon, the Company terminated (i) the joint venture related to the multi-family rental portion of the redevelopment during the three months ended March 31, 2020 and (ii) the joint venture related to the medical office building portion of the redevelopment during the three months ended June 30, 2020. In accordance with the terms of the joint venture agreements, costs incurred prior to the terminations were funded evenly by the partners and there was no payment between the partners upon termination. Subsequent to the terminations, if the Company commences the redevelopment and uses the materials developed, or approvals obtained, by the joint venture partners, the Company is required to reimburse the partners’ costs incurred in connection with such materials and/or approvals. As a result of the terminations, the Company reclassified the noncontrolling interest balance of $2,217 from noncontrolling interests to additional paid-in capital, both of which are within equity. There was no gain or loss recognized in connection with the terminations.

As of December 31, 2020 and 2019, the Company recorded the following amounts related to the consolidated joint ventures:

	December 31, 2020				December 31, 2019
	One Loudoun Downtown – Pads G & H	Carillon – Phase One Multi-family Rental	Carillon – Phase One Medical Office	Total	One Loudoun Downtown – Pads G & H	Carillon – Phase One Multi-family Rental	Carillon – Phase One Medical Office	Total
Net investment properties	$74,314	$—	$—	$74,314	$8,830	$2,940	$675	$12,445
Other assets, net	$354	$—	$—	$354	$164	$—	$—	$164
Other liabilities	$3,890	$—	$—	$3,890	$1,546	$32	$129	$1,707
Noncontrolling interests	$4,507	$—	$—	$4,507	$1,869	$1,454	$273	$3,596

During the year ended December 31, 2020, the Company funded $2,570 of the partner’s development costs related to One Loudoun Downtown – Pads G & H through a loan provided by the Company to the joint venture. The loan is secured by the joint venture project, is required to be repaid subsequent to the completion of construction and stabilization of the project and is eliminated upon consolidation. Under terms defined in the joint venture agreement, after construction completion and stabilization of the development project, the Company has the ability to call, and the joint venture partner has the ability to put to the Company, subject to certain conditions, the joint venture partner’s interest in the joint venture at fair value. The Company has not provided financial support to the VIE in excess of any amounts that it is contractually required to provide. There was no income from the joint venture projects during the years ended December 31, 2020 and 2019 and, as such, no income was attributed to the noncontrolling interests.

(4) DISPOSITIONS

The Company closed on the following disposition during the year ended December 31, 2020:

Date	Property Name	Property Type	Square Footage	Consideration	Aggregate Proceeds, Net (a)	Gain
February 13, 2020	King Philip’s Crossing	Multi-tenant retail	105,900	$13,900	$12,695	$1,352	(b)
			105,900	$13,900	$12,695	$1,352

(a)	Aggregate proceeds are net of transaction costs and exclude $26 of condemnation proceeds, which did not result in recognition of a gain.

(b)	The Company recorded a gain on sale during the three months ended December 31, 2020 for a distribution per the terms of an escrow agreement executed upon disposition of the property.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The Company closed on the following dispositions during the year ended December 31, 2019:

Date	Property Name	Property Type	Square Footage	Consideration	Aggregate Proceeds, Net (a)	Gain
March 8, 2019	Edwards Multiplex – Fresno (b)	Single-user retail	94,600	$25,850	$21,605	$8,449
June 28, 2019	North Rivers Towne Center	Multi-tenant retail	141,500	18,900	17,989	6,881
			236,100	$44,750	$39,594	$15,330

(a)	Aggregate proceeds are net of transaction costs.

(b)	Prior to the disposition, the Company was subject to a ground lease whereby it leased the underlying land from a third party. The ground lease was assumed by the purchaser in connection with the disposition.

During the year ended December 31, 2019, the Company also received net proceeds of $5,062 and recognized a gain of $3,542 in connection with the sale of the second and third phases of a land parcel at One Loudoun Downtown, which included rights to develop 22 residential units. The aggregate proceeds from the property dispositions and other transactions during the year ended December 31, 2019 totaled $44,656, with aggregate gains of $18,872.

None of the dispositions completed during the years ended December 31, 2020 and 2019 qualified for discontinued operations treatment and none are considered individually significant.

As of December 31, 2020 and 2019, no properties qualified for held for sale accounting treatment.

During the year ended December 31, 2018, the Company sold 10 properties aggregating 1,831,200 square feet for total consideration of $201,400 and repaid a $10,750 mortgage payable in conjunction with the 2018 dispositions. The Company also received net proceeds of $11,820 and recognized a gain of $2,179 in connection with the sale of air rights at Circle East. In addition, the Company received net proceeds of $1,789 and recognized a gain of $1,285 in connection with the sale of the first phase of a land parcel, which included rights to develop eight residential units, at One Loudoun Downtown. The aggregate proceeds from the property dispositions and other transactions, including a condemnation award, during the year ended December 31, 2018 totaled $197,887, with aggregate gains of $37,211.

(5) EQUITY COMPENSATION PLANS

The Company’s Amended and Restated 2014 Long-Term Equity Compensation Plan, subject to certain conditions, authorizes the issuance of incentive and non-qualified stock options, restricted stock and restricted stock units, stock appreciation rights and other similar awards to the Company’s employees, non-employee directors, consultants and advisors in connection with compensation and incentive arrangements that may be established by the Company’s board of directors or executive management.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The following table summarizes the Company’s unvested restricted shares as of and for the years ended December 31, 2018, 2019 and 2020:

	Unvested Restricted Shares	Weighted Average Grant Date Fair Value per Restricted Share
Balance as of January 1, 2018	496	$14.81
Shares granted (a)	382	$12.81
Shares vested	(426)	$14.52
Shares forfeited	(12)	$13.26
Balance as of December 31, 2018	440	$13.40
Shares granted (a)	469	$12.22
Shares vested	(358)	$13.29
Shares forfeited	(16)	$12.77
Balance as of December 31, 2019	535	$12.46
Shares granted (a)	624	$11.66
Shares vested	(466)	$13.80
Shares forfeited	(8)	$13.02
Balance as of December 31, 2020 (b)	685	$10.81

(a)	Shares granted in 2018, 2019 and 2020 vest over periods ranging from 0.9 years to three years in accordance with the terms of applicable award agreements.

(b)	As of December 31, 2020, total unrecognized compensation expense related to unvested restricted shares was $2,024, which is expected to be amortized over a weighted average term of 1.2 years.

In addition, during the years ended December 31, 2020, 2019 and 2018, performance restricted stock units (RSUs) were granted to the Company’s executives. Following the three-year performance period, one-third of the RSUs that are earned will convert into shares of common stock and two-thirds will convert into restricted shares with a one year vesting term. As long as the minimum hurdle is achieved and the executive remains employed during the performance period, the RSUs will convert into shares of common stock and restricted shares at a conversion rate of between 50% and 200% based upon the Company’s Total Shareholder Return (TSR) as compared to that of the peer companies within the National Association of Real Estate Investment Trusts (NAREIT) Shopping Center Index (Peer Companies) for the respective performance period. If an executive terminates employment during the performance period by reason of a qualified termination, as defined in the award agreement, a prorated portion of his or her outstanding RSUs will be eligible for conversion based upon the period in which the executive was employed during the performance period. If an executive terminates for any reason other than a qualified termination during the performance period, he or she would forfeit his or her outstanding RSUs. Following the performance period, additional shares of common stock will also be issued in an amount equal to the accumulated value of the dividends that would have been paid on the earned awards during the performance period. The Company calculated the grant date fair values per unit using Monte Carlo simulations based on the probabilities of satisfying the market performance hurdles over the remainder of the performance period.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The following table summarizes the Company’s unvested RSUs as of and for the years ended December 31, 2018, 2019 and 2020:

	Unvested RSUs	Weighted Average Grant Date Fair Value per RSU
RSUs eligible for future conversion as of January 1, 2018	555	$14.60
RSUs granted (a)	291	$14.36
Conversion of RSUs to common stock and restricted shares (b)	(141)	$14.10
RSUs ineligible for conversion	(56)	$15.36
RSUs eligible for future conversion as of December 31, 2018	649	$14.54
RSUs granted (c)	382	$10.98
Conversion of RSUs to common stock and restricted shares (d)	(192)	$13.74
RSUs eligible for future conversion as of December 31, 2019	839	$13.10
RSUs granted (e)	331	$13.67
Conversion of RSUs to common stock and restricted shares (f)	(196)	$15.52
RSUs eligible for future conversion as of December 31, 2020 (g) (h)	974	$12.81

(a)	Assumptions and inputs as of the grant dates included a weighted average risk-free interest rate of 2.04%, the Company’s historical common stock performance relative to the peer companies within the NAREIT Shopping Center Index and the Company’s weighted average common stock dividend yield of 5.00%.

(b)	On February 5, 2018, 141 RSUs converted into 42 shares of common stock and 65 restricted shares that vested on December 31, 2018, after applying a conversion rate of 76% based upon the Company’s TSR relative to the TSRs of its Peer Companies, for the performance period that concluded on December 31, 2017. An additional 16 shares of common stock were also issued, representing the dividends that would have been paid on the earned awards during the performance period.

(c)	Assumptions and inputs as of the grant date included a risk-free interest rate of 2.47%, the Company’s historical common stock performance relative to the peer companies within the NAREIT Shopping Center Index and the Company’s common stock dividend yield of 6.07%.

(d)	On February 4, 2019, 192 RSUs converted into 82 shares of common stock and 125 restricted shares that vested on December 31, 2019, after applying a conversion rate of 107.5% based upon the Company’s TSR relative to the TSRs of its Peer companies, for the performance period that concluded on December 31, 2018. An additional 29 shares of common stock were also issued, representing the dividends that would have been paid on the earned awards during the performance period.

(e)	Assumptions and inputs as of the grant date included a risk-free interest rate of 1.54%, the Company’s historical common stock performance relative to the peer companies within the NAREIT Shopping Center Index and the Company’s common stock dividend yield of 5.07%.

(f)	On February 10, 2020, 196 RSUs converted into 105 shares of common stock and 175 restricted shares that vested on December 31, 2020, after applying a conversion rate of 142.5% based upon the Company’s TSR relative to the TSRs of its Peer companies, for the performance period that concluded on December 31, 2019. An additional 43 shares of common stock were also issued, representing the dividends that would have been paid on the earned awards during the performance period.

(g)	As of December 31, 2020, total unrecognized compensation expense related to unvested RSUs was $4,940, which is expected to be amortized over a weighted average term of 1.8 years.

(h)	Subsequent to December 31, 2020, 260 RSUs converted into 102 shares of common stock and 197 restricted shares with a one year vesting term after applying a conversion rate of 115% based upon the Company’s TSR relative to the TSRs of its Peer Companies, for the performance period that concluded on December 31, 2020. An additional 49 shares of common stock were also issued, representing the dividends that would have been paid on the earned awards during the performance period.

During the years ended December 31, 2020, 2019 and 2018, the Company recorded compensation expense of $8,915, $7,559 and $6,992, respectively, related to the amortization of unvested restricted shares and RSUs. Included within the amortization of stock-based compensation expense recorded during the year ended December 31, 2018 is compensation expense of $330 related to the accelerated vesting of 23 restricted shares and remaining amortization related to the 29 RSUs that remained eligible for future conversion in conjunction with the departure of the Company’s former Executive Vice President, General Counsel and Secretary. The total fair value of restricted shares that vested during the years ended December 31, 2020, 2019 and 2018 was $4,461, $4,448 and $5,091, respectively. In addition, the total fair value of RSUs that converted into common stock during the years ended December 31, 2020, 2019 and 2018 was $1,321, $1,052 and $486, respectively.

Prior to 2013, non-employee directors had been granted options to acquire shares under the Company’s Third Amended and Restated Independent Director Stock Option and Incentive Plan. Options to purchase a total of 84 shares of common stock had been granted under the plan. As of December 31, 2020, 2019 and 2018, options to purchase 10, 16 and 22 shares of common stock, respectively, remained outstanding and exercisable. The Company did not grant any options in 2020, 2019 or 2018 and no compensation expense related to stock options was recorded during the years ended December 31, 2020, 2019 and 2018.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

(6) LEASES

Leases as Lessor

Lease income related to the Company’s operating leases is comprised of the following:

	Year Ended December 31,
	2020	2019	2018
Lease income related to fixed and variable lease payments
Base rent (a) (b)	$346,236	$358,333	$356,192
Percentage and specialty rent (c)	2,661	3,409	4,282
Tenant recoveries (b) (c)	99,499	105,629	105,170
Lease termination fee income (c)	761	2,024	1,721
Other lease-related income (c)	5,083	5,866	4,968
Straight-line rental income, net (d)	(2,132)	4,533	5,717
Other
Uncollectible lease income, net (e)	(25,220)	(2,208)	—
Amortization of above and below market lease intangibles and lease inducements	3,155	4,100	4,447
Lease income	$430,043	$481,686	$482,497

(a)	Base rent primarily consists of fixed lease payments; however, it is partially offset by an adjustment of $13,131 for the year ended December 31, 2020 related to executed lease concessions granted as relief due to COVID-19 and treated as a negative variable lease adjustment to base rent in accordance with the Company’s policy elections related to the accounting treatment of such lease concessions.

(b)	Base rent and tenant recoveries are presented gross of any uncollected amounts related to cash-basis tenants. Such uncollected amounts are reflected within “Uncollectible lease income, net.”

(c)	Represents lease income related to variable lease payments.

(d)	Represents lease income related to fixed lease payments. Straight-line rental income, net includes changes in the reserve for straight-line receivables related to tenants accounted for on a cash basis of $(9,429), $(1,184) and $(825) for the years ended December 31, 2020, 2019 and 2018, respectively.

(e)	Uncollectible lease income, net is comprised of (i) uncollected amounts related to tenants being accounted for on the cash basis of accounting of $13,083 as of December 31, 2020, (ii) a reserve for those receivables that are not probable of collection and the estimated impact for lease concession agreements that have not yet been executed of $739 as of December 31, 2020, which are anticipated to provide a concession that will result in a reduction in lease income once executed and (iii) other general reserve amounts.

During 2020, the Company executed agreements with tenants regarding lease concessions. Approximately half of these concessions are for the deferral of amounts billed, without an extension of the lease term and, as such, meet deferral accounting treatment. However, certain of these lease concessions do not meet deferral accounting treatment as they include abatement, a combination of deferral and abatement, are deferrals with a modest extension of the lease term, or provide a concession with the extension of the existing lease term. The majority of the amounts addressed by the lease concessions are base rent, although certain concessions also address tenant recoveries and other charges. During the year ended December 31, 2020, the Company agreed in principle and, in the majority of these circumstances, executed lease concessions to defer, without an extension of the lease term, $12,321 of previously uncollected base rent charges related to the year ended December 31, 2020 and to address an additional $14,620 of previously uncollected base rent charges related to the year ended December 31, 2020 through abatement, a combination of deferral and abatement or a concession with the extension of the lease term. As of December 31, 2020, $9,934 of executed lease concessions to defer rental payment without an extension of the lease term, net of related reserves, remain outstanding within “Accounts receivable, net” in the accompanying consolidated balance sheets. Further, as of December 31, 2020, the amounts that have been deferred to future periods under executed lease concessions, on a weighted average basis, are expected to be received starting in February 2021 over a period of approximately 11 months once started.

The Company has not yet reached agreements, and in some cases does not anticipate reaching agreements, to defer or abate rent with a portion of tenants regarding concession requests, as discussions are ongoing. During the year ended December 31, 2020, the Company applied $3,118 of security deposits to previously uncollected accounts receivable.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

As of December 31, 2020, undiscounted lease payments to be received under operating leases, excluding amounts deferred under lease concession agreements, additional percentage rent based on tenants’ sales volume and tenant reimbursements of certain operating expenses and assuming no exercise of renewal options or early termination rights, for the next five years and thereafter are as follows:

Lease Payments
2021	$346,764
2022	306,674
2023	257,260
2024	206,015
2025	157,537
Thereafter	537,995
Total	$1,812,245

The remaining lease terms range from less than one year to approximately 62 years as of December 31, 2020.

Many of the leases at the Company’s properties contain provisions that condition a tenant’s obligation to remain open, the amount of rent payable by the tenant or potentially the tenant’s obligation to remain in the lease, upon certain factors, including: (i) the presence and continued operation of a certain anchor tenant or tenants, (ii) minimum occupancy levels at the applicable property or (iii) tenant sales amounts. If such a provision is triggered by a failure of any of these or other applicable conditions, a tenant could have the right to cease operations at the applicable property, have its rent reduced or terminate its lease early. The Company does not expect that such provisions will have a material impact on its future operating results.

Leases as Lessee

The Company leases land under non-cancellable operating leases at certain of its properties expiring in various years from 2035 to 2073, exclusive of any available option periods. In addition, the Company leases office space for certain management offices and its corporate offices expiring in various years from 2021 to 2025, exclusive of any available option periods.

On January 1, 2019, upon adoption of the lease accounting standard under ASU 2016-02 and related amendments, the Company recorded lease liabilities and ROU assets of $103,432 for long-term ground and office leases where it is the lessee, calculated by discounting future lease payments by the Company’s incremental borrowing rate as of January 1, 2019. The incremental borrowing rate was determined through consideration of (i) the Company’s entity-specific risk premium, (ii) observable market interest rates and (iii) lease term. The weighted average incremental borrowing rate used to discount the future payments was 5.91% and the Company’s operating leases had a weighted average remaining lease term of 44 years as of January 1, 2019. The Company’s existing straight-line ground rent liabilities of $31,030 and acquired ground lease intangible liability of $11,898 were reclassified as of January 1, 2019 to be presented net of the ROU assets. During 2020 and 2019, the Company extended the term of one office lease resulting in an additional lease liability and ROU asset of $383 and $321, respectively.

The following table summarizes total lease costs recognized during the period, including variable lease payments which were not significant, and non-cash rent expense. Lease costs recognized during the years ended December 31, 2020 and 2019 are presented under the lease accounting standard, ASU 2016-02, and lease costs recognized during the year ended December 31, 2018 are presented under the standard in effect prior to the Company’s adoption of ASU 2016-02.

	Year Ended December 31,
	2020	2019	2018
Ground lease rent expense (a)	$5,881	$6,395	$7,638
Office rent expense (b)	$1,106	$1,133	$1,137
Office rent costs capitalized (c)	$186	$181	$156

(a)	Included within “Operating expenses” in the accompanying consolidated statements of operations and other comprehensive loss. Includes non-cash ground rent expense of $969, $1,356 and $2,404 for the years ended December 31, 2020, 2019 and 2018, respectively.

(b)	Office rent related to property management operations is included within “Operating expenses” and office rent related to corporate office operations is included within “General and administrative expenses” in the accompanying consolidated statements of operations and other comprehensive loss. The Company has elected to not record a lease liability/ROU asset for leases with a term of less than 12 months. Office rent expense for the years ended December 31, 2020 and 2019 includes $0 and $29 of short-term lease costs, respectively.

(c)	Office rent costs incurred as an indirect cost related to redevelopment projects are capitalized as a cost of the redevelopment project.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

As of December 31, 2020, undiscounted future rental obligations to be paid under the long-term ground and office leases, including fixed rental increases, for the next five years and thereafter are as follows:

Lease Obligations
2021	$5,926
2022	5,822
2023	5,772
2024	5,370
2025	5,477
Thereafter	231,560
Total	$259,927
Adjustment for discounting	(175,299)
Lease liabilities as of December 31, 2020	$84,628

The Company’s operating leases for ground leases and office leases had a weighted average remaining lease term of 44 years and a weighted average discount rate of 5.94% as of December 31, 2020.

(7) DEBT

The Company has the following types of indebtedness: (i) mortgages payable, (ii) unsecured notes payable, (iii) unsecured term loans and (iv) an unsecured revolving line of credit.

Mortgages Payable

The following table summarizes the Company’s mortgages payable:

	December 31, 2020			December 31, 2019
	Balance	Weighted Average Interest Rate	Weighted Average Years to Maturity	Balance	Weighted Average Interest Rate	Weighted Average Years to Maturity
Fixed rate mortgages payable (a)	$92,156	4.36%	4.1	$94,904	4.37%	5.1
Discount, net of accumulated amortization	(450)			(493)
Capitalized loan fees, net of accumulated amortization	(192)			(256)
Mortgages payable, net	$91,514			$94,155

(a)	The fixed rate mortgages had interest rates ranging from 3.75% to 4.82% and 3.75% to 7.48% as of December 31, 2020 and 2019, respectively.

During the year ended December 31, 2020, the Company prepaid a $306 mortgage payable, which had a fixed interest rate of 7.48%, incurred a $16 debt prepayment fee and made scheduled principal payments of $2,442 related to amortizing loans. Certain of the Company’s mortgages payable require monthly payments of principal and interest. Collateral for the Company’s mortgages payable consists of the respective mortgaged property and its related tenant leases.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Unsecured Notes Payable

The following table summarizes the Company’s unsecured notes payable:

		December 31, 2020		December 31, 2019
Unsecured Notes Payable	Maturity Date	Balance	Interest Rate/ Weighted Average Interest Rate	Balance	Interest Rate/ Weighted Average Interest Rate
Senior notes – 4.12% due 2021	June 30, 2021	$—	—%	$100,000	4.12%
Senior notes – 4.58% due 2024	June 30, 2024	150,000	4.58%	150,000	4.58%
Senior notes – 4.00% due 2025	March 15, 2025	350,000	4.00%	250,000	4.00%
Senior notes – 4.08% due 2026	September 30, 2026	100,000	4.08%	100,000	4.08%
Senior notes – 4.24% due 2028	December 28, 2028	100,000	4.24%	100,000	4.24%
Senior notes – 4.82% due 2029	June 28, 2029	100,000	4.82%	100,000	4.82%
Senior notes – 4.75% due 2030	September 15, 2030	400,000	4.75%	—	—%
		1,200,000	4.42%	800,000	4.27%
Discount, net of accumulated amortization		(6,473)		(616)
Capitalized loan fees, net of accumulated amortization		(7,527)		(3,137)
Total		$1,186,000		$796,247

Notes Due 2030

On August 25, 2020, the Company completed a public offering of $400,000 in aggregate principal amount of 4.75% senior unsecured notes due 2030 (Notes Due 2030). The Notes Due 2030 were priced at 98.684% of the principal amount to yield 4.917% to maturity and will mature on September 15, 2030, unless earlier redeemed. The proceeds were used to repay (i) the Company’s $250,000 unsecured term loan due 2021, (ii) the $100,000 principal balance of the Company’s 4.12% senior unsecured notes due 2021 (Notes Due 2021), (iii) borrowings on the Company’s unsecured revolving line of credit, and (iv) general corporate purposes. The Company made make-whole provision payments totaling $2,770 in connection with the repayment of the Notes Due 2021.

The indenture, as supplemented, governing the Notes Due 2030 contains customary covenants and events of default. Pursuant to the terms of the indenture, the Company is subject to various financial covenants, including the requirement to maintain the following: (i) maximum secured and consolidated leverage ratios; (ii) a debt service coverage ratio; and (iii) maintenance of an unencumbered assets to unsecured debt ratio.

Notes Due 2029

On June 28, 2019, the Company issued $100,000 of 4.82% senior unsecured notes due 2029 (Notes Due 2029) in a private placement transaction pursuant to a note purchase agreement it entered into with certain institutional investors on April 5, 2019. The proceeds were used to repay borrowings on the Company’s unsecured revolving line of credit.

The note purchase agreement governing the Notes Due 2029 contains customary representations, warranties and covenants, and events of default. Pursuant to the terms of such note purchase agreement, the Company is subject to various financial covenants, which include the following: (i) maximum unencumbered, secured and consolidated leverage ratios; (ii) a minimum interest coverage ratio; (iii) a minimum unencumbered interest coverage ratio (as set forth in the Company’s unsecured credit facility and the note purchase agreements governing the Notes Due 2021 and 2024 and the Notes Due 2026 and 2028 defined below); and (iv) a minimum fixed charge coverage ratio (as set forth in the Company’s unsecured credit facility).

Notes Due 2026 and 2028

On September 30, 2016, the Company issued $100,000 of 4.08% senior unsecured notes due 2026 in a private placement transaction pursuant to a note purchase agreement it entered into with certain institutional investors on September 30, 2016. Pursuant to the same note purchase agreement, on December 28, 2016, the Company also issued $100,000 of 4.24% senior unsecured notes due 2028 (Notes Due 2026 and 2028). The proceeds were used to pay down the Company’s unsecured revolving line of credit, early repay certain longer-dated mortgages payable and for general corporate purposes.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The note purchase agreement governing the Notes Due 2026 and 2028 contains customary representations, warranties and covenants, and events of default. Pursuant to the terms of the note purchase agreement, the Company is subject to various financial covenants, including the requirement to maintain the following: (i) maximum unencumbered, secured and consolidated leverage ratios; (ii) a minimum interest coverage ratio; (iii) an unencumbered interest coverage ratio (as set forth in the Company’s unsecured credit facility and the note purchase agreement governing the Notes Due 2021 and 2024 described below); and (iv) a fixed charge coverage ratio (as set forth in the Company’s unsecured credit facility).

Notes Due 2025

On March 12, 2015, the Company completed a public offering of $250,000 in aggregate principal amount of 4.00% senior unsecured notes due 2025 (Notes Due 2025). The Notes Due 2025 were priced at 99.526% of the principal amount to yield 4.058% to maturity. The proceeds were used to repay a portion of the Company’s unsecured revolving line of credit.

On July 21, 2020, the Company completed a public offering of $100,000 in aggregate principal amount of the Notes Due 2025, issued at 99.010% of par value to yield 4.236% plus accrued and unpaid interest from March 15, 2020 through July 20, 2020. This $100,000 offering constitutes a further issuance of, and forms a single series with, the Company’s previously issued Notes Due 2025 and will mature on March 15, 2025, unless earlier redeemed. The total aggregate principal amount of Notes Due 2025 currently outstanding is $350,000, which enables the Notes Due 2025 to be eligible for index inclusion. The proceeds were used to repay borrowings on the Company’s unsecured revolving line of credit and for general corporate purposes.

The indenture, as supplemented, governing the Notes Due 2025 contains customary covenants and events of default. Pursuant to the terms of the indenture, the Company is subject to various financial covenants, including the requirement to maintain the following: (i) maximum secured and total leverage ratios; (ii) a debt service coverage ratio; and (iii) maintenance of an unencumbered assets to unsecured debt ratio.

Notes Due 2021 and 2024

On June 30, 2014, the Company completed a private placement of $250,000 of unsecured notes, consisting of $100,000 of 4.12% senior unsecured notes due 2021 and $150,000 of 4.58% senior unsecured notes due 2024 (Notes Due 2021 and 2024). The proceeds were used to repay a portion of the Company’s unsecured revolving line of credit. During the year ended December 31, 2020, the Company repaid the Notes Due 2021 with proceeds from the issuance of the Notes Due 2030.

The note purchase agreement governing the Notes Due 2021 and 2024 contains customary representations, warranties and covenants, and events of default. Pursuant to the terms of the note purchase agreement, the Company is subject to various financial covenants, some of which are based upon the financial covenants in effect in the Company’s unsecured credit facility, including the requirement to maintain the following: (i) maximum unencumbered, secured and consolidated leverage ratios; (ii) minimum interest coverage and unencumbered interest coverage ratios; and (iii) a minimum consolidated net worth.

As of December 31, 2020, the Company believes it was in compliance with the financial covenants under the indenture and the note purchase agreements.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Unsecured Term Loans and Revolving Line of Credit

The following table summarizes the Company’s term loans and revolving line of credit:

		December 31, 2020		December 31, 2019
	Maturity Date	Balance	Interest Rate	Balance	Interest Rate
Unsecured credit facility term loan due 2021 – fixed rate (a)	January 5, 2021	$—	—%	$250,000	3.20%
Unsecured term loan due 2023 – fixed rate (b)	November 22, 2023	200,000	4.10%	200,000	4.05%
Unsecured term loan due 2024 – fixed rate (c)	July 17, 2024	120,000	2.88%	120,000	2.88%
Unsecured term loan due 2026 – fixed rate (d)	July 17, 2026	150,000	3.37%	150,000	3.27%
Subtotal		470,000		720,000
Capitalized loan fees, net of accumulated amortization		(2,441)		(3,477)
Term loans, net		$467,559		$716,523

Unsecured credit facility revolving line of credit – variable rate (e)	April 22, 2022	$—	1.25%	$18,000	2.85%

(a)	As of December 31, 2019, $250,000 of LIBOR-based variable rate debt had been swapped to a fixed rate of 2.00% plus a credit spread based on a leverage grid ranging from 1.20% to 1.70% through January 5, 2021. The applicable credit spread was 1.20% as of December 31, 2019.

(b)	$200,000 of LIBOR-based variable rate debt has been swapped to a fixed rate of 2.85% plus a credit spread based on a leverage grid ranging from 1.20% to 1.85% through November 22, 2023. The applicable credit spread was 1.25% and 1.20% as of December 31, 2020 and 2019, respectively.

(c)	$120,000 of LIBOR-based variable rate debt has been swapped to a fixed rate of 1.68% plus a credit spread based on a leverage grid ranging from 1.20% to 1.70% through July 17, 2024. The applicable credit spread was 1.20% as of December 31, 2020 and 2019.

(d)	$150,000 of LIBOR-based variable rate debt has been swapped to a fixed rate of 1.77% plus a credit spread based on a leverage grid ranging from 1.50% to 2.20% through July 17, 2026. The applicable credit spread was 1.60% and 1.50% as of December 31, 2020 and 2019, respectively.

(e)	Excludes capitalized loan fees, which are included within “Other assets, net” in the accompanying consolidated balance sheets. The revolving line of credit has two six-month extension options that the Company can exercise, at its election, subject to (i) customary representations and warranties, including, but not limited to, the absence of an event of default as defined in the unsecured credit agreement and (ii) payment of an extension fee equal to 0.075% of the revolving line of credit capacity.

Unsecured Credit Facility

On April 23, 2018, the Company entered into its fifth amended and restated unsecured credit agreement with a syndicate of financial institutions led by Wells Fargo Bank, National Association serving as syndication agent and KeyBank National Association serving as administrative agent to provide for an unsecured credit facility aggregating $1,100,000, consisting of an $850,000 unsecured revolving line of credit that matures on April 22, 2022 and a $250,000 unsecured term loan that was scheduled to mature on January 5, 2021 (Unsecured Credit Facility). During the three months ended September 30, 2020, the Company repaid the $250,000 unsecured term loan that bore interest at a rate of LIBOR plus a credit spread ranging from 1.20% to 1.70% with proceeds from the issuance of the Notes Due 2030. The unsecured revolving line of credit is priced on a leverage grid at a rate of LIBOR plus a credit spread. In accordance with the unsecured credit agreement, the credit spread set forth in the leverage grid resets quarterly based on the Company’s leverage, as calculated at the previous quarter end, and the Company has the option to make an irrevocable election to convert to an investment grade pricing grid. As of December 31, 2020, making such an election would have resulted in a higher interest rate; as such, the Company has not made the election to convert to an investment grade pricing grid.

The following table summarizes the key terms of the unsecured revolving line of credit:

				Leverage-Based Pricing		Investment Grade Pricing
Unsecured Credit Facility	Maturity Date	Extension Option	Extension Fee	Credit Spread	Facility Fee	Credit Spread	Facility Fee
$850,000 unsecured revolving line of credit	4/22/2022	2-six month	0.075%	1.05%–1.50%	0.15%–0.30%	0.825%–1.55%	0.125%–0.30%

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The Unsecured Credit Facility has a $500,000 accordion option that allows the Company, at its election, to increase the total Unsecured Credit Facility up to $1,350,000, subject to (i) customary fees and conditions including, but not limited to, the absence of an event of default as defined in the unsecured credit agreement and (ii) the Company’s ability to obtain additional lender commitments.

The unsecured credit agreement contains customary representations, warranties and covenants, and events of default. Pursuant to the terms of the unsecured credit agreement, the Company is subject to various financial covenants, including the requirement to maintain the following: (i) maximum unencumbered, secured and consolidated leverage ratios; and (ii) minimum fixed charge and unencumbered interest coverage ratios. As of December 31, 2020, the Company believes it was in compliance with the financial covenants and default provisions under the unsecured credit agreement.

Unsecured Term Loans

Term Loan Due 2024 and Term Loan Due 2026

On July 17, 2019, the Company entered into a term loan agreement with a group of financial institutions for a five-year $120,000 unsecured term loan (Term Loan Due 2024) and a seven-year $150,000 unsecured term loan (Term Loan Due 2026). The Term Loan Due 2024 and Term Loan Due 2026 bear interest at a rate of LIBOR plus a credit spread based on a leverage grid. The proceeds were used to repay outstanding indebtedness and for general corporate purposes. In accordance with the term loan agreement, the credit spread set forth in the leverage grid resets quarterly based on the Company’s leverage, as calculated at the previous quarter end, and the Company has the option to make an irrevocable election to convert to an investment grade pricing grid. As of December 31, 2020, making such an election would have resulted in a higher interest rate; as such, the Company has not made the election to convert to an investment grade pricing grid.

Term Loan Due 2023

On January 3, 2017, the Company received funding on a seven-year $200,000 unsecured term loan (Term Loan Due 2023) with a group of financial institutions, which closed during the year ended December 31, 2016 and was amended on November 20, 2018. The Term Loan Due 2023 bears interest at a rate of LIBOR plus a credit spread based on a leverage grid. In accordance with the amended term loan agreement, the credit spread set forth in the leverage grid resets quarterly based on the Company’s leverage, as calculated at the previous quarter end, and the Company has the option to make an irrevocable election to convert to an investment grade pricing grid. As of December 31, 2020, making such an election would not have changed the interest rate; as such, the Company has not made the election to convert to an investment grade pricing grid.

The following table summarizes the key terms of the unsecured term loans:

Unsecured Term Loans	Maturity Date	Leverage-Based Pricing Credit Spread	Investment Grade Pricing Credit Spread
$200,000 unsecured term loan due 2023	11/22/2023	1.20% – 1.85%	0.85% – 1.65%
$120,000 unsecured term loan due 2024	7/17/2024	1.20% – 1.70%	0.80% – 1.65%
$150,000 unsecured term loan due 2026	7/17/2026	1.50% – 2.20%	1.35% – 2.25%

The Term Loan Due 2024 has a $130,000 accordion option and the Term Loan Due 2026 has a $100,000 accordion option that, collectively, allow the Company, at its election, to increase the total of the Term Loan Due 2024 and Term Loan Due 2026 up to $500,000, subject to (i) customary fees and conditions, including the absence of an event of default as defined in the term loan agreement and (ii) the Company’s ability to obtain additional lender commitments.

The Term Loan Due 2023 has a $100,000 accordion option that allows the Company, at its election, to increase the Term Loan Due 2023 up to $300,000, subject to (i) customary fees and conditions, including the absence of an event of default as defined in the amended term loan agreement and (ii) the Company’s ability to obtain additional lender commitments.

The term loan agreements contain customary representations, warranties and covenants, and events of default. These include financial covenants such as (i) maximum unencumbered, secured and consolidated leverage ratios; (ii) minimum fixed charge coverage ratios; and (iii) minimum unencumbered interest coverage ratios. As of December 31, 2020, the Company believes it was in compliance with the financial covenants and default provisions under the term loan agreements.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Debt Maturities

The following table summarizes the scheduled maturities and principal amortization of the Company’s indebtedness as of December 31, 2020, for each of the next five years and thereafter and the weighted average interest rates by year.

	2021	2022	2023	2024	2025	Thereafter	Total
Debt:
Fixed rate debt:
Mortgages payable (a)	$2,409	$26,641	$31,758	$1,737	$1,809	$27,802	$92,156
Fixed rate term loans (b)	—	—	200,000	120,000	—	150,000	470,000
Unsecured notes payable (c)	—	—	—	150,000	350,000	700,000	1,200,000
Total fixed rate debt	2,409	26,641	231,758	271,737	351,809	877,802	1,762,156

Variable rate debt:
Variable rate revolving line of credit	—	—	—	—	—	—	—
Total debt (d)	$2,409	$26,641	$231,758	$271,737	$351,809	$877,802	$1,762,156

Weighted average interest rate on debt:
Fixed rate debt	4.08%	4.81%	4.10%	3.83%	4.00%	4.37%	4.19%
Variable rate debt (e)	—	1.25%	—	—	—	—	1.25%
Total	4.08%	4.81%	4.10%	3.83%	4.00%	4.37%	4.19%

(a)	Excludes mortgage discount of $(450) and capitalized loan fees of $(192), net of accumulated amortization, as of December 31, 2020.

(b)	Excludes capitalized loan fees of $(2,441), net of accumulated amortization, as of December 31, 2020. The following variable rate term loans have been swapped to fixed rate debt: (i) $200,000 of LIBOR-based variable rate debt has been swapped to a fixed rate of 2.85% plus a credit spread based on a leverage grid through November 22, 2023; (ii) $120,000 of LIBOR-based variable rate debt has been swapped to a fixed rate of 1.68% plus a credit spread based on a leverage grid through July 17, 2024; and (iii) $150,000 of LIBOR-based variable rate debt has been swapped to a fixed rate of 1.77% plus a credit spread based on a leverage grid through July 17, 2026. As of December 31, 2020, the applicable credit spread for (i) was 1.25%, for (ii) was 1.20% and for (iii) was 1.60%.

(c)	Excludes discount of $(6,473) and capitalized loan fees of $(7,527), net of accumulated amortization, as of December 31, 2020.

(d)	The weighted average years to maturity of consolidated indebtedness was 5.9 years as of December 31, 2020.

(e)	Represents interest rate as of December 31, 2020, however, the revolving line of credit was not drawn as of December 31, 2020.

The Company plans on addressing its debt maturities through a combination of (i) cash flows generated from operations, (ii) working capital, (iii) capital markets transactions and (iv) its unsecured revolving line of credit.

(8) DERIVATIVES

The Company’s objective in using interest rate derivatives is to manage its exposure to interest rate movements and add stability to interest expense. To accomplish this objective, the Company uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable rate amounts from a counterparty in exchange for the Company making fixed rate payments over the life of the agreement without exchange of the underlying notional amount.

As of December 31, 2020, the Company has eight interest rate swaps to hedge the variable cash flows associated with variable rate debt. Changes in fair value of the derivatives that are designated and that qualify as cash flow hedges are recorded within “Accumulated other comprehensive loss” and are reclassified into interest expense as interest payments are made on the Company’s variable rate debt. Over the next 12 months, the Company estimates that an additional $9,819 will be reclassified as an increase to interest expense.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The following table summarizes the Company’s interest rate swaps as of December 31, 2020, which effectively convert one-month floating rate LIBOR to a fixed rate:

Number of Instruments	Effective Date	Aggregate Notional	Fixed Interest Rate	Maturity Date
Two	November 23, 2018	$200,000	2.85%	November 22, 2023
Three	August 15, 2019	$120,000	1.68%	July 17, 2024
Three	August 15, 2019	$150,000	1.77%	July 17, 2026

The Company previously had three interest rate swaps with notional amounts totaling $250,000 and a maturity date of January 5, 2021 that were terminated in conjunction with the repayment of the Company’s $250,000 unsecured term loan due 2021 during the three months ended September 30, 2020. At termination, these three interest rate swaps were in a liability position and had a fair value of $1,699. The associated other comprehensive income will be amortized into expense through the original maturity date. As a result, the Company recognized $1,635 of interest expense, which is included within “Interest expense” in the accompanying consolidated statements of operations and other comprehensive loss, in connection with the termination of these swaps during the year ended December 31, 2020.

The following table summarizes the Company’s interest rate swaps that were designated as cash flow hedges of interest rate risk:

	Number of Instruments		Notional
Interest Rate Derivatives	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Interest rate swaps	8	11	$470,000	$720,000

The table below presents the estimated fair value of the Company’s derivative financial instruments, which are presented within “Other liabilities” in the accompanying consolidated balance sheets. The valuation techniques used are described in Note 13 to the consolidated financial statements.

	Fair Value
	December 31, 2020	December 31, 2019
Derivatives designated as cash flow hedges:
Interest rate swaps	$31,666	$12,288

The following table presents the effect of the Company’s derivative financial instruments on the accompanying consolidated statements of operations and other comprehensive loss for the years ended December 31, 2020 and 2019:

Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in Other Comprehensive Income on Derivative		Location of Loss Reclassified from Accumulated Other Comprehensive Income (AOCI) into Income	Amount of Loss Reclassified from AOCI into Income		Total Interest Expense Presented in the Statements of Operations in which the Effects of Cash Flow Hedges are Recorded
	2020	2019		2020	2019	2020	2019
Interest rate swaps	$30,784	$11,080	Interest expense	$11,342	$314	$78,498	$76,571

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision whereby if the Company defaults on the related indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its corresponding derivative obligation.

The Company’s agreements with each of its derivative counterparties also contain a provision whereby if the Company consolidates with, merges with or into, or transfers all or substantially all of its assets to another entity and the creditworthiness of the resulting, surviving or transferee entity is materially weaker than the Company’s, the counterparty has the right to terminate the derivative obligations. As of December 31, 2020, the termination value of derivatives in a liability position, which includes accrued interest but excludes any adjustment for non-performance risk, which the Company has deemed not significant, was $34,220. As of December 31, 2020, the Company has not posted any collateral related to these agreements. If the Company had breached any of these provisions as of December 31, 2020, it could have been required to settle its obligations under the agreements at their termination value of $34,220.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

(9) EQUITY

In December 2015, the Company’s board of directors authorized a common stock repurchase program under which the Company may repurchase, from time to time, up to a maximum of $250,000 of shares of its Class A common stock. In December 2017, the Company’s board of directors authorized a $250,000 increase to the common stock repurchase program. The shares may be repurchased in the open market or in privately negotiated transactions and are canceled upon repurchase. The timing and actual number of shares repurchased will depend on a variety of factors, including price in absolute terms and in relation to the value of the Company’s assets, corporate and regulatory requirements, market conditions and other corporate liquidity requirements and priorities. The common stock repurchase program may be suspended or terminated at any time without prior notice. The Company did not repurchase any shares during the years ended December 31, 2020 and 2019. During the year ended December 31, 2018, the Company repurchased 6,341 shares at an average price per share of $11.80 for a total of $74,952. As of December 31, 2020, $189,105 remained available for repurchases of shares of the Company’s common stock under its common stock repurchase program.

(10) EARNINGS PER SHARE

The following table summarizes the components used in the calculation of basic and diluted earnings per share (EPS):

	Year Ended December 31,
	2020		2019		2018
Numerator:
Net income attributable to common shareholders	$14,571		$32,397		$77,640
Earnings allocated to unvested restricted shares	(277)		(405)		(339)
Net income attributable to common shareholders excluding amounts attributable to unvested restricted shares	$14,294		$31,992		$77,301

Denominator:
Denominator for earnings per common share – basic:
Weighted average number of common shares outstanding	213,331	(a)	212,948	(b)	217,830	(c)
Effect of dilutive securities:
Stock options	—	(d)	—	(d)	—	(d)
RSUs	—	(e)	250	(f)	401	(g)
Denominator for earnings per common share – diluted:
Weighted average number of common and common equivalent shares outstanding	213,331		213,198		218,231

(a)	Excludes 685 shares of unvested restricted common stock as of December 31, 2020, which equate to 808 shares for the year ended December 31, 2020 on a weighted average basis. These shares will continue to be excluded from the computation of basic EPS until contingencies are resolved and the shares are released.

(b)	Excludes 535 shares of unvested restricted common stock as of December 31, 2019, which equate to 645 shares for the year ended December 31, 2019 on a weighted average basis. These shares were excluded from the computation of basic EPS as the contingencies remained and the shares had not been released as of the end of the reporting period.

(c)	Excludes 440 shares of unvested restricted common stock as of December 31, 2018, which equate to 535 shares for the year ended December 31, 2018 on a weighted average basis. These shares were excluded from the computation of basic EPS as the contingencies remained and the shares had not been released as of the end of the reporting period.

(d)	There were outstanding options to purchase 10, 16 and 22 shares of common stock as of December 31, 2020, 2019 and 2018, respectively, at a weighted average exercise price of $15.12, $15.87 and $17.34, respectively. Of these totals, outstanding options to purchase 10, 12 and 18 shares of common stock as of December 31, 2020, 2019 and 2018, respectively, at a weighted average exercise price of $15.12, $17.25 and $18.58, respectively, have been excluded from the common shares used in calculating diluted EPS as including them would be anti-dilutive.

(e)	As of December 31, 2020, there were 974 RSUs eligible for future conversion upon completion of the performance periods (see Note 5 to the consolidated financial statements), which equate to 972 RSUs on a weighted average basis for the year ended December 31, 2020. These contingently issuable shares have been excluded from the common shares used in calculating diluted EPS as including them would be anti-dilutive.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

(f)	As of December 31, 2019, there were 839 RSUs eligible for future conversion upon completion of the performance periods, which equate to 837 RSUs on a weighted average basis for the year ended December 31, 2019. These contingently issuable shares are a component of calculating diluted EPS.

(g)	As of December 31, 2018, there were 649 RSUs eligible for future conversion upon completion of the performance periods, which equate to 658 RSUs on a weighted average basis for the year ended December 31, 2018. These contingently issuable shares are a component of calculating diluted EPS.

(11) INCOME TAXES

The Company has elected to be taxed as a REIT under the Code. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement to annually distribute to its shareholders at least 90% of its REIT taxable income, determined without regard to the dividends paid deduction and excluding net capital gains. The Company intends to continue to adhere to these requirements and to maintain its REIT status. As a REIT, the Company is entitled to a deduction for some or all of the distributions it pays to shareholders. Accordingly, the Company is generally subject to U.S. federal income taxes on any taxable income that is not currently distributed to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income taxes and may not be able to qualify as a REIT until the fifth subsequent taxable year.

Notwithstanding the Company’s qualification as a REIT, the Company may be subject to certain state and local taxes on its income or properties. In addition, the Company’s consolidated financial statements include the operations of one wholly owned subsidiary that has jointly elected to be treated as a TRS and is subject to U.S. federal, state and local income taxes at regular corporate tax rates. The Company did not record any income tax expense related to the TRS for the years ended December 31, 2020, 2019 and 2018. As a REIT, the Company may also be subject to certain U.S. federal excise taxes if it engages in certain types of transactions.

Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to reverse. Deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including future reversal of existing taxable temporary differences, the magnitude and timing of future projected taxable income and tax planning strategies. The Company believes that it is not more likely than not that its net deferred tax asset will be realized in future periods and therefore, has recorded a valuation allowance for the balance, resulting in no effect on the consolidated financial statements.

The Company’s deferred tax assets and liabilities as of December 31, 2020, 2019 and 2018 were as follows:

	2020	2019	2018
Deferred tax assets:
Basis difference in properties	$—	$2	$2
Capital loss carryforward	821	3,939	3,939
Net operating loss carryforward	7,719	6,174	6,170
Other	560	467	467
Gross deferred tax assets	9,100	10,582	10,578
Less: valuation allowance	(9,100)	(10,582)	(10,578)
Total deferred tax assets	—	—	—
Deferred tax liabilities:
Other	—	—	—
Net deferred tax assets	$—	$—	$—

The Company’s deferred tax assets and liabilities result from the activities of the TRS. As of December 31, 2020, the TRS had a capital loss carryforward and a federal net operating loss carryforward of $2,943 and $27,668, respectively, which if not utilized, will begin to expire in 2021 and 2031, respectively.

Differences between net income from the consolidated statements of operations and other comprehensive loss and the Company’s taxable income primarily relate to the recognition of sales of investment properties, impairment charges recorded on investment properties and the timing of both revenue recognition and investment property depreciation and amortization.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The following table reconciles the Company’s net income to REIT taxable income before the dividends paid deduction for the years ended December 31, 2020, 2019 and 2018:

	2020	2019	2018
Net income attributable to the Company	$14,571	$32,397	$77,640
Book/tax differences	81,253	91,144	588
REIT taxable income subject to 90% dividend requirement	$95,824	$123,541	$78,228

The Company’s dividends paid deduction for the years ended December 31, 2020, 2019 and 2018 is summarized below:

	2020	2019	2018
Distributions (a)	$94,119	$141,172	$116,725
Less: non-dividend distributions	—	(17,630)	(38,497)
Total dividends paid deduction attributable to earnings and profits	$94,119	$123,542	$78,228

(a)	2020 distributions include $12,811 of dividends paid in 2021 that are considered distributions for the 2020 dividends paid deduction. In addition, $28,321 of dividends paid in 2018 were designated as distributions for the 2017 dividends paid deduction and, therefore, have been excluded from this table.

A summary of the tax characterization per share of the distributions to shareholders of the Company’s common stock for the years ended December 31, 2020, 2019 and 2018 follows:

	2020	2019	2018
Common stock
Ordinary dividends (a)	$0.44	$0.58	$0.36
Non-dividend distributions	—	0.08	0.17
Total distributions per share	$0.44	$0.66	$0.53

(a)	The ordinary dividends are qualified REIT dividends that may be eligible for the 20% qualified business income deduction under Section 199A of the Code.

The Company records a benefit for uncertain income tax positions if the result of a tax position meets a “more likely than not” recognition threshold. No liabilities have been recorded as of December 31, 2020 or 2019 as a result of this provision. The Company expects no significant increases or decreases in unrecognized tax benefits due to changes in tax positions within one year of December 31, 2020. Returns for the calendar years 2017 through 2020 remain subject to examination by federal and various state tax jurisdictions.

(12) PROVISION FOR IMPAIRMENT OF INVESTMENT PROPERTIES

As of December 31, 2020 and 2019, the Company identified indicators of impairment at certain of its properties and took into consideration the most current information available and expectations at the time of the assessment. Such indicators included a low occupancy rate, expected sustained difficulty in leasing space and related cost of re-leasing, significant exposure to financially troubled tenants or reduced anticipated holding periods. The following table summarizes the results of these analyses as of December 31, 2020 and 2019:

	December 31,
	2020	2019		2018
Number of properties for which indicators of impairment were identified	4	1	(a)	—
Less: number of properties for which an impairment charge was recorded	—	1		—
Less: number of properties that were held for sale as of the date the analysis was performed for which indicators of impairment were identified but no impairment charge was recorded	—	—		—
Remaining properties for which indicators of impairment were identified but no impairment charge was considered necessary	4	—		—

Weighted average percentage by which the projected undiscounted cash flows exceeded its respective carrying value for each of the remaining properties (b)	152%	N/A		N/A

(a)	Includes one property that was sold after December 31, 2019.

(b)	Based upon the estimated holding period for each asset where an undiscounted cash flow analysis was performed.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

The Company recorded the following investment property impairment charges during the year ended December 31, 2020:

Property Name	Property Type	Impairment Date	Square Footage	Provision for Impairment of Investment Properties
King Philip’s Crossing (a)	Multi-tenant retail	February 13, 2020	105,900	$346
Streets of Yorktown (b)	Multi-tenant retail	September 30, 2020	85,200	2,279
				$2,625
	Estimated fair value of impaired properties as of impairment date			$14,144

(a)	The Company recorded an impairment charge on December 31, 2019 based upon the terms and conditions of an executed sales contract. This property was sold on February 13, 2020, at which time additional impairment was recognized pursuant to the terms and conditions of an executed sales contract.

(b)	The Company recorded an impairment charge as a result of a combination of factors, including expected impact on future operating results stemming from changes in lease terms related to the tenant population and a change in expected hold period.

The Company recorded the following investment property impairment charges during the year ended December 31, 2019:

Property Name	Property Type	Impairment Date	Square Footage	Provision for Impairment of Investment Properties
Streets of Yorktown (a)	Multi-tenant retail	September 30, 2019	85,200	$11,177
King Philip’s Crossing (b)	Multi-tenant retail	December 31, 2019	105,900	1,121
				$12,298
	Estimated fair value of impaired properties as of impairment date			$16,944

(a)	The Company recorded an impairment charge as a result of a combination of factors, including expected impact on future operating results stemming from anticipated changes in lease terms related to the tenant population and a re-evaluation of the strategic alternatives for the property.

(b)	The Company recorded an impairment charge based upon the terms and conditions of an executed sales contract. The property was sold on February 13, 2020.

The Company recorded the following investment property impairment charges during the year ended December 31, 2018:

Property Name	Property Type	Impairment Date	Square Footage	Provision for Impairment of Investment Properties
Schaumburg Towers (a)	Office	Various	895,400	$1,116
CVS Pharmacy – Lawton, OK (b)	Single-user retail	March 31, 2018	10,900	200
Orange Plaza (Golfland Plaza) (c)	Multi-tenant retail	December 28, 2018	58,200	763
				$2,079
	Estimated fair value of impaired properties as of impairment date			$85,321

(a)	The Company recorded an impairment charge on March 31, 2018 based upon the terms and conditions of an executed sales contract. This property was classified as held for sale as of March 31, 2018 and was sold on May 31, 2018, at which time additional impairment was recognized pursuant to the terms and conditions of an executed sales contract.

(b)	The Company recorded an impairment charge based upon the terms and conditions of an executed sales contract. The property was sold on April 19, 2018.

(c)	The Company recorded an impairment charge based upon the terms and conditions of an executed sales contract. The property was sold on December 28, 2018.

The extent to which COVID-19 impacts the Company and its tenants will depend, in part, on future developments, which are highly uncertain. If the effects of COVID-19 cause economic and market conditions to continue to deteriorate, which, consequently, result in deterioration of operating conditions, and/or if the Company’s expected holding period for assets change, subsequent tests for impairment could result in impairment charges in the future. Indications of a tenant’s inability to continue as a going concern, changes in the Company’s view or strategy relative to a tenant’s business or industry, or changes in the Company’s long-term hold strategies could change in future periods. The Company will continue to monitor circumstances and events in future periods and can provide no assurance that material impairment charges with respect to its investment properties will not occur in future periods.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

(13) FAIR VALUE MEASUREMENTS

Fair Value of Financial Instruments

The following table presents the carrying value and estimated fair value of the Company’s financial instruments:

	December 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial liabilities:
Mortgages payable, net	$91,514	$93,664	$94,155	$98,082
Unsecured notes payable, net	$1,186,000	$1,253,928	$796,247	$822,883
Unsecured term loans, net	$467,559	$464,072	$716,523	$720,000
Unsecured revolving line of credit	$—	$—	$18,000	$18,000
Derivative liability	$31,666	$31,666	$12,288	$12,288

The carrying value of the derivative liability is included within “Other liabilities” in the accompanying consolidated balance sheets.

Fair Value Hierarchy

A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability in an orderly transaction. The hierarchy for inputs used in measuring fair value are as follows:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical assets or liabilities.

•	Level 2 Inputs – Observable inputs other than quoted prices in active markets for identical assets and liabilities.

•	Level 3 Inputs – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable.

When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

Recurring Fair Value Measurements

The following table presents the Company’s financial instruments, which are measured at fair value on a recurring basis, by the level in the fair value hierarchy within which those measurements fall. Methods and assumptions used to estimate the fair value of these instruments are described after the table.

	Fair Value
	Level 1	Level 2	Level 3	Total
December 31, 2020
Derivative liability	$—	$31,666	$—	$31,666

December 31, 2019
Derivative liability	$—	$12,288	$—	$12,288

Derivatives:  The fair value of the derivative liability is determined using a discounted cash flow analysis on the expected future cash flows of each derivative. This analysis uses observable market data including forward yield curves and implied volatilities to determine the market’s expectation of the future cash flows of the variable component. The fixed and variable components of the derivative are then discounted using calculated discount factors developed based on the LIBOR swap rate and are aggregated to arrive at a single valuation for the period. The Company also incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives use Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2020 and 2019, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation. As a result, the Company has determined that its derivative valuations in their entirety are classified within Level 2 of the fair value hierarchy. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered any applicable credit enhancements. The Company’s derivative instruments are further described in Note 8 to the consolidated financial statements.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Nonrecurring Fair Value Measurements

The following table presents the Company’s assets measured at fair value on a nonrecurring basis as of December 31, 2020 and 2019, aggregated by the level within the fair value hierarchy in which those measurements fall. The table includes information related to properties remeasured to fair value as a result of impairment charges recorded during the years ended December 31, 2020 and 2019, except for those properties sold prior to December 31, 2020 and 2019, respectively. Methods and assumptions used to estimate the fair value of these assets are described after the table.

	Fair Value						Provision for
	Level 1	Level 2		Level 3		Total	Impairment
December 31, 2020
Investment properties	$—	$—		$2,500	(a)	$2,500	$2,279

December 31, 2019
Investment properties	$—	$11,644	(b)	$5,300	(c)	$16,944	$12,298

(a)	Represents the fair value of the Company’s Streets of Yorktown investment property as of September 30, 2020, the date the asset was measured at fair value. The estimated fair value of Streets of Yorktown was based upon third-party comparable sales prices, derived from property-specific information, market transactions and other industry data and are considered significant unobservable inputs.

(b)	Represents the fair value of the Company’s King Philip’s Crossing investment property as of December 31, 2019, the date the asset was measured at fair value. The estimated fair value of King Philip’s Crossing was based upon the expected sales price from an executed sales contract and determined to be a Level 2 input.

(c)	Represents the fair value of the Company’s Streets of Yorktown investment property as of September 30, 2019, the date the asset was measured at fair value. The estimated fair value of Streets of Yorktown was determined using the income approach. The income approach involves discounting the estimated income stream and reversion (presumed sale) value of a property over an estimated holding period to a present value at a risk-adjusted rate. The discount rates and third-party comparable sales prices used in this approach are derived from property-specific information, market transactions and other industry data and are considered significant inputs to this valuation. The reversion value of the property was based upon third-party comparable sales prices, which contain unobservable inputs used by these third parties. A weighted average discount rate of 6.89% was used to (i) present value the estimated income stream over the estimated holding period and (ii) present value the reversion value.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

Fair Value Disclosures

The following table presents the Company’s financial liabilities, which are measured at fair value for disclosure purposes, by the level in the fair value hierarchy within which those measurements fall.

	Fair Value
	Level 1	Level 2	Level 3	Total
December 31, 2020
Mortgages payable, net	$—	$—	$93,664	$93,664
Unsecured notes payable, net	$790,379	$—	$463,549	$1,253,928
Unsecured term loans, net	$—	$—	$464,072	$464,072
Unsecured revolving line of credit	$—	$—	$—	$—

December 31, 2019
Mortgages payable, net	$—	$—	$98,082	$98,082
Unsecured notes payable, net	$255,965	$—	$566,918	$822,883
Unsecured term loans, net	$—	$—	$720,000	$720,000
Unsecured revolving line of credit	$—	$—	$18,000	$18,000

The Company estimates the fair value of its Level 3 financial liabilities using a discounted cash flow model that incorporates future contractual principal and interest payments. The Company estimates the fair value of its mortgages payable, net and Level 3 unsecured notes payable, net by discounting the anticipated future cash flows of each instrument at rates currently offered to the Company by its lenders for similar debt instruments of comparable maturities. The Company estimates the fair value of its unsecured term loans, net and unsecured revolving line of credit by discounting the anticipated future cash flows at a reference rate, currently one-month LIBOR, plus an applicable credit spread currently offered to the Company by its lenders for similar instruments of comparable maturities. The following rates were used in the discounted cash flow model to calculate the fair value of the Company’s Level 3 financial liabilities:

	December 31, 2020	December 31, 2019
Mortgages payable, net – range of discount rates used	3.5% to 4.2%	3.2% to 3.6%
Unsecured notes payable, net – weighted average discount rate used	3.84%	3.79%
Unsecured term loans, net – weighted average credit spread portion of discount rate used	1.71%	1.26%
Unsecured revolving line of credit – credit spread portion of discount rate used	1.68%	1.05%

There were no transfers between the levels of the fair value hierarchy during the years ended December 31, 2020 and 2019.

(14) COMMITMENTS AND CONTINGENCIES

On December 1, 2014, the Company formed a wholly owned captive insurance company, Birch Property and Casualty LLC (Birch), which insures the Company’s first layer of property, environmental and general liability insurance claims subject to certain limitations. The Company capitalized Birch in accordance with the applicable regulatory requirements and Birch established annual premiums based on projections derived from the past loss experience of the Company’s properties.

As of December 31, 2020, the Company had letters of credit outstanding totaling $291 that serve as collateral for certain capital improvements at one of its properties and reduce the available borrowings on its unsecured revolving line of credit.

The following table summarizes the Company’s active expansion and redevelopment projects as of December 31, 2020:

		Estimated Net Investment		Net Investment as of
Project Name	MSA	Low	High	December 31, 2020
Circle East (a)	Baltimore	$42,000	$44,000	$26,320
One Loudoun Downtown – Pads G & H (b)	Washington, D.C.	$125,000	$135,000	$73,180
The Shoppes at Quarterfield	Baltimore	$9,700	$10,700	$2,688
Southlake Town Square – Pad	Dallas	$2,000	$2,500	$1,495

(a)	Investment amounts are net of proceeds of $11,820 received from the sale of air rights.

(b)	Investment amounts are net of expected contributions from the Company’s joint venture partner.

RETAIL PROPERTIES OF AMERICA, INC.

Notes to Consolidated Financial Statements

In response to macroeconomic conditions, the Company halted plans for vertical construction at its Carillon redevelopment during the three months ended March 31, 2020 and materially reduced the planned scope and spend for the project. As of December 31, 2020, the Company had completed the current scope of site work preparation at the property in anticipation of future vertical development at the site. In addition, during the year ended December 31, 2020, the Company terminated the joint ventures related to the multi-family rental portion and the medical office building portion of the redevelopment at Carillon.

(15) LITIGATION

The Company is subject, from time to time, to various legal proceedings and claims that arise in the ordinary course of business. While the resolution of such matters cannot be predicted with certainty, management believes, based on currently available information, that the final outcome of such matters will not have a material effect on the consolidated financial statements of the Company. During the three months ended March 31, 2020, the Company entered into a settlement agreement related to litigation with a former tenant and received $6,100 in proceeds.

(16) SUBSEQUENT EVENTS

Subsequent to December 31, 2020, the Company:

•	granted 182 restricted shares at a grant date fair value of $8.33 per share and 452 RSUs at a grant date fair value of $10.06 per RSU to the Company’s executives in conjunction with its long-term equity compensation plan. The restricted shares will vest over three years and the RSUs granted are subject to a three-year performance period. Refer to Note 5 to the consolidated financial statements for additional details regarding the terms of the RSUs;

•	issued 102 shares of common stock and 197 restricted shares with a one year vesting term for the RSUs with a performance period that concluded on December 31, 2020. An additional 49 shares of common stock were also issued for dividends that would have been paid on the common stock and restricted shares during the performance period; and

•	paid the cash dividend for the fourth quarter of 2020 of $0.06 per share on its outstanding Class A common stock, which was paid on January 8, 2021 to Class A common shareholders of record at the close of business on December 23, 2020.

RETAIL PROPERTIES OF AMERICA, INC.

Schedule II

Valuation and Qualifying Accounts

For the Years Ended December 31, 2020, 2019 and 2018

(in thousands)

	Balance at beginning of year	Charged to costs and expenses	Deductions	Balance at end of year
Year ended December 31, 2020
Tax valuation allowance	$10,582	(1,482)	—	$9,100

Year ended December 31, 2019
Allowance for doubtful accounts	$7,976	—	(7,976)	$—
Tax valuation allowance	$10,578	4	—	$10,582

Year ended December 31, 2018
Allowance for doubtful accounts	$6,567	3,155	(1,746)	$7,976
Tax valuation allowance	$12,347	(1,769)	—	$10,578

RETAIL PROPERTIES OF AMERICA, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2020

(in thousands)

		Initial Cost (A)			Gross amount carried at end of period
Property Name	Encumbrance	Land	Buildings and Improvements	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (B), (D)	Accumulated Depreciation (E)	Date Constructed	Date Acquired
Ashland & Roosevelt Chicago, IL	$—	$13,850	$21,052	$1,729	$13,850	$22,781	$36,631	$12,433	2002	05/05
Avondale Plaza Redmond, WA	—	4,573	9,497	275	4,573	9,772	14,345	2,261	2005	11/14
Bed Bath & Beyond Plaza Westbury, NY	—	4,530	11,901	421	4,530	12,322	16,852	6,786	2000-2002	07/05
The Brickyard Chicago, IL	—	45,300	26,657	9,395	45,300	36,052	81,352	19,536	1977/2004	04/05
Carillon (a) Largo, MD	—	15,261	114,703	(109,426)	2,811	17,727	20,538	8,911	2004	09/04
Cedar Park Town Center Cedar Park, TX	—	23,923	13,829	327	23,923	14,156	38,079	3,978	2013	02/15
Central Texas Marketplace Waco, TX	—	13,000	47,559	11,539	13,000	59,098	72,098	29,420	2004	12/06
Centre at Laurel Laurel, MD	—	19,000	8,406	17,587	18,700	26,293	44,993	13,816	2005	02/06
Chantilly Crossing Chantilly, VA	—	8,500	16,060	2,536	8,500	18,596	27,096	10,335	2004	05/05
Circle East (a) (b) Towson, MD	—	9,050	17,840	(24,774)	—	2,116	2,116	169	1998	7/04
Clearlake Shores Clear Lake, TX	—	1,775	7,026	1,435	1,775	8,461	10,236	4,664	2003-2004	04/05
Coal Creek Marketplace Newcastle, WA	—	5,023	12,382	331	5,023	12,713	17,736	2,567	1991	08/15
Colony Square Sugar Land, TX	—	16,700	22,775	7,816	16,700	30,591	47,291	15,185	1997	05/06
The Commons at Temecula Temecula, CA	—	12,000	35,887	7,407	12,000	43,294	55,294	23,900	1999	04/05
Coppell Town Center Coppell, TX	—	2,919	13,281	311	2,919	13,592	16,511	3,859	1999	10/13
Coram Plaza Coram, NY	—	10,200	26,178	4,042	10,200	30,220	40,420	17,439	2004	12/04
Cypress Mill Plaza Cypress, TX	—	4,962	9,976	604	4,962	10,580	15,542	3,090	2004	10/13

RETAIL PROPERTIES OF AMERICA, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2020

(in thousands)

		Initial Cost (A)			Gross amount carried at end of period
Property Name	Encumbrance	Land	Buildings and Improvements	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (B), (D)	Accumulated Depreciation (E)	Date Constructed	Date Acquired
Davis Towne Crossing North Richland Hills, TX	$—	$1,850	$5,681	$1,428	$1,671	$7,288	$8,959	$4,156	2003-2004	06/04
Denton Crossing Denton, TX	—	6,000	43,434	18,430	6,000	61,864	67,864	33,404	2003-2004	10/04
Downtown Crown Gaithersburg, MD	—	43,367	110,785	3,845	43,367	114,630	157,997	25,515	2014	01/15
East Stone Commons Kingsport, TN	—	2,900	28,714	872	2,826	29,660	32,486	15,581	2005	06/06
Eastside Richardson, TX	—	4,055	17,620	14	4,055	17,634	21,689	3,193	2008	06/16
Eastwood Towne Center Lansing, MI	—	12,000	65,067	9,572	12,000	74,639	86,639	42,207	2002	05/04
Edwards Multiplex Ontario, CA	—	11,800	33,098	—	11,800	33,098	44,898	18,864	1997	05/05
Fairgrounds Plaza Middletown, NY	—	4,800	13,490	5,082	5,431	17,941	23,372	9,943	2002-2004	01/05
Fordham Place Bronx, NY	—	17,209	96,547	4,199	17,209	100,746	117,955	24,638	Redev: 2009	11/13
Fort Evans Plaza II Leesburg, VA	—	16,118	44,880	602	16,118	45,482	61,600	10,865	2008	01/15
Fullerton Metrocenter (c) Fullerton, CA	—	57,137	49,026	4,336	57,137	53,362	110,499	30,425	1988	06/04& 02/20
Galvez Shopping Center Galveston, TX	—	1,250	4,947	527	1,250	5,474	6,724	3,020	2004	06/05
Gardiner Manor Mall Bay Shore, NY	—	12,348	56,199	1,923	12,348	58,122	70,470	14,050	2000	06/14
Gateway Pavilions Avondale, AZ	—	9,880	55,195	5,722	9,880	60,917	70,797	33,925	2003-2004	12/04
Gateway Plaza Southlake, TX	—	—	26,371	6,963	—	33,334	33,334	18,158	2000	07/04
Gateway Station College Station, TX	—	1,050	3,911	1,361	1,050	5,272	6,322	2,942	2003-2004	12/04
Gateway Station II & III College Station, TX	—	3,280	11,557	267	3,280	11,824	15,104	5,811	2006-2007	05/07

RETAIL PROPERTIES OF AMERICA, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2020

(in thousands)

		Initial Cost (A)			Gross amount carried at end of period
Property Name	Encumbrance	Land	Buildings and Improvements	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (B), (D)	Accumulated Depreciation (E)	Date Constructed	Date Acquired
Gateway Village Annapolis, MD	$31,788	$8,550	$39,298	$15,844	$8,550	$55,142	$63,692	$26,698	1996	07/04
Gerry Centennial Plaza Oswego, IL	—	5,370	12,968	10,329	5,370	23,297	28,667	11,215	2006	06/07
Grapevine Crossing Grapevine, TX	—	4,100	16,938	582	3,894	17,726	21,620	9,963	2001	04/05
Green's Corner Cumming, GA	—	3,200	8,663	1,545	3,200	10,208	13,408	5,542	1997	12/04
Gurnee Town Center Gurnee, IL	—	7,000	35,147	5,058	7,000	40,205	47,205	23,232	2000	10/04
Henry Town Center McDonough, GA	—	10,650	46,814	10,917	10,650	57,731	68,381	30,616	2002	12/04
Heritage Square Issaquah, WA	—	6,377	11,385	2,349	6,377	13,734	20,111	3,526	1985	02/14
Heritage Towne Crossing Euless, TX	—	3,065	10,729	1,833	3,065	12,562	15,627	7,504	2002	03/04
Home Depot Center Pittsburgh, PA	—	—	16,758	—	—	16,758	16,758	9,467	1996	06/05
HQ Building San Antonio, TX	—	5,200	10,010	4,539	5,200	14,549	19,749	8,441	Redev: 2004	12/05
Huebner Oaks Center San Antonio, TX	—	18,087	64,731	3,475	18,087	68,206	86,293	16,023	1996	06/14
Humblewood Shopping Center Humble, TX	—	2,200	12,823	1,369	2,200	14,192	16,392	7,625	Renov: 2005	11/05
Jefferson Commons Newport News, VA	—	23,097	52,762	5,405	23,097	58,167	81,264	26,521	2005	02/08
John's Creek Village John's Creek, GA	—	14,446	23,932	2,717	14,295	26,800	41,095	6,535	2004	06/14
La Plaza Del Norte San Antonio, TX	—	16,005	37,744	5,777	16,005	43,521	59,526	25,987	1996/1999	01/04
Lake Worth Towne Crossing Lake Worth, TX	—	6,600	30,910	9,501	6,600	40,411	47,011	20,654	2005	06/06
Lakewood Towne Center Lakewood, WA	—	12,555	74,612	(7,677)	12,555	66,935	79,490	37,036	1998/2002- 2003	06/04

RETAIL PROPERTIES OF AMERICA, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2020

(in thousands)

		Initial Cost (A)			Gross amount carried at end of period
Property Name	Encumbrance	Land	Buildings and Improvements	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (B), (D)	Accumulated Depreciation (E)	Date Constructed	Date Acquired
Lincoln Park Dallas, TX	$—	$38,329	$17,772	$1,135	$38,329	$18,907	$57,236	$4,669	1997	06/14
Lincoln Plaza Worcester, MA	—	13,000	46,482	24,187	13,110	70,559	83,669	37,641	2001-2004	09/05
Lowe's/Bed, Bath & Beyond Butler, NJ	—	7,423	799	(8)	7,415	799	8,214	799	2005	08/05
MacArthur Crossing Los Colinas, TX	—	4,710	16,265	2,869	4,710	19,134	23,844	11,441	1995-1996	02/04
Main Street Promenade Naperville, IL	—	4,317	83,276	712	4,317	83,988	88,305	11,871	2003 & 2014	01/17
Manchester Meadows Town and Country, MO	—	14,700	39,738	9,276	14,700	49,014	63,714	27,351	1994-1995	08/04
Mansfield Towne Crossing Mansfield, TX	—	3,300	12,195	3,730	3,300	15,925	19,225	9,228	2003-2004	11/04
Merrifield Town Center Falls Church, VA	—	18,678	36,496	630	18,678	37,126	55,804	8,175	2008	01/15
Merrifield Town Center II Falls Church, VA	—	28,797	14,698	105	28,797	14,803	43,600	2,683	1972 Renov: 2006 2007	01/16
New Forest Crossing Houston, TX	—	4,390	11,313	1,234	4,390	12,547	16,937	3,440	2003	10/13
New Hyde Park Shopping Center New Hyde Park, NY	—	14,568	5,562	259	14,568	5,821	20,389	883	1964 Renov: 2011	07/17
Newnan Crossing I & II Newnan, GA	—	15,100	33,987	10,221	15,100	44,208	59,308	24,619	1999& 2004	12/03 &02/04
Newton Crossroads Covington, GA	—	3,350	6,927	1,072	3,350	7,999	11,349	4,332	1997	12/04
North Benson Center Renton, WA	—	13,275	10,619	589	13,275	11,208	24,483	870	1988-1990	03/19
Northgate North Seattle, WA	24,123	7,540	49,078	(11,869)	7,540	37,209	44,749	22,285	1999-2003	06/04
Northpointe Plaza Spokane, WA	—	13,800	37,707	9,225	13,800	46,932	60,732	26,368	1991-1993	05/04
Oak Brook Promenade Oak Brook, IL	—	10,343	50,057	1,919	10,343	51,976	62,319	9,860	2006	03/16

RETAIL PROPERTIES OF AMERICA, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2020

(in thousands)

		Initial Cost (A)			Gross amount carried at end of period
Property Name	Encumbrance	Land	Buildings and Improvements	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (B), (D)	Accumulated Depreciation (E)	Date Constructed	Date Acquired
One Loudoun (a) Ashburn, VA	$—	$26,799	$122,224	$6,036	$15,067	$139,992	$155,059	$21,000	2013-2017	11/16, 2/17, 4/17,5/17, 8/17, 11/18
Oswego Commons Oswego, IL	—	6,454	16,004	1,827	6,454	17,831	24,285	5,075	2002-2004	06/14
Paradise Valley Marketplace Phoenix, AZ	—	8,134	20,425	2,616	8,134	23,041	31,175	13,130	2002	04/04 &06/19
Parkway Towne Crossing Frisco, TX	—	6,142	20,423	9,655	6,142	30,078	36,220	17,307	2010	08/06
Pavilion at Kings Grant I & II Concord, NC	—	10,274	12,392	23,377	10,105	35,938	46,043	13,824	2002-2003 & 2005	12/03& 06/06
Pelham Manor Shopping Plaza Pelham Manor, NY	—	—	67,870	1,007	—	68,877	68,877	19,605	2008	11/13
Peoria Crossings I & II Peoria, AZ	24,119	6,995	32,816	5,504	8,495	36,820	45,315	21,275	2002-2003 & 2005	03/04& 05/05
Plaza at Marysville Marysville, WA	—	6,600	13,728	1,300	6,600	15,028	21,628	8,757	1995	07/04
Plaza del Lago Wilmette, IL	—	12,042	33,382	4,283	12,042	37,665	49,707	4,168	1928 Renov: 1996/2019	12/17
Pleasant Run Cedar Hill, TX	—	4,200	29,085	8,152	4,200	37,237	41,437	20,493	2004	12/04
Reisterstown Road Plaza Baltimore, MD	—	15,800	70,372	25,731	15,790	96,113	111,903	49,898	1986/2004/2018	08/04
Rivery Town Crossing Georgetown, TX	—	2,900	6,814	1,318	2,900	8,132	11,032	3,904	2005	10/06
Royal Oaks Village II Houston, TX	—	3,450	17,000	1,021	3,450	18,021	21,471	7,718	2004-2005	11/05
Sawyer Heights Village Houston, TX	—	24,214	15,797	1,003	24,214	16,800	41,014	4,834	2007	10/13
Shoppes at Hagerstown Hagerstown, MD	—	4,034	21,937	276	4,034	22,213	26,247	4,482	2008	01/16
The Shoppes at Quarterfield (a) Severn, MD	—	2,190	8,840	2,909	2,190	11,749	13,939	5,517	1999 & 2020	01/04
The Shoppes at Union Hill Denville, NJ	11,484	12,666	45,227	3,034	12,666	48,261	60,927	8,590	2003	04/16

RETAIL PROPERTIES OF AMERICA, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2020

(in thousands)

		Initial Cost (A)			Gross amount carried at end of period
Property Name	Encumbrance	Land	Buildings and Improvements	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (B), (D)	Accumulated Depreciation (E)	Date Constructed	Date Acquired
Shoppes of New Hope Dallas, GA	$—	$1,350	$11,045	$465	$1,350	$11,510	$12,860	$6,698	2004	07/04
Shoppes of Prominence Point I & II Canton, GA	—	3,650	12,652	773	3,650	13,425	17,075	7,768	2004 & 2005	06/04& 09/05
Shops at Forest Commons Round Rock, TX	—	1,050	6,133	451	1,024	6,610	7,634	3,841	2002	12/04
The Shops at Legacy Plano, TX	—	8,800	108,940	20,927	8,800	129,867	138,667	63,402	2002	06/07
Shops at Park Place Plano, TX	—	9,096	13,175	4,831	9,096	18,006	27,102	9,546	2001	10/03
Southlake Corners Southlake, TX	—	6,612	23,605	1,825	6,612	25,430	32,042	6,428	2004	10/13
Southlake Town Square I - VII (a) Southlake, TX	—	43,790	210,402	37,296	41,604	249,884	291,488	118,462	1998-2007	12/04, 5/07, 9/08 & 3/09
Stilesboro Oaks Acworth, GA	—	2,200	9,426	865	2,200	10,291	12,491	5,819	1997	12/04
Stonebridge Plaza McKinney, TX	—	1,000	5,783	920	1,000	6,703	7,703	3,584	1997	08/05
Streets of Yorktown Houston, TX	—	3,440	22,111	(23,136)	547	1,868	2,415	38	2005	12/05
Tacoma South Tacoma, WA	—	10,976	22,898	225	10,976	23,123	34,099	4,293	1984-2015	05/16
Target South Center Austin, TX	—	2,300	8,760	818	2,300	9,578	11,878	5,390	1999	11/05
Tollgate Marketplace Bel Air, MD	—	8,700	61,247	16,683	8,700	77,930	86,630	40,453	1979/1994	07/04
Towson Square (b) Towson, MD	—	13,757	21,958	540	13,757	22,498	36,255	4,299	2014	11/15
Tysons Corner Vienna, VA	—	22,525	7,184	3,854	22,525	11,038	33,563	2,048	1980 Renov:2004, 2012/2013	05/15
Village Shoppes at Simonton Lawrenceville, GA	—	2,200	10,874	757	2,200	11,631	13,831	6,470	2004	08/04
Walter's Crossing Tampa, FL	—	14,500	16,914	599	14,500	17,513	32,013	9,547	2005	07/06

RETAIL PROPERTIES OF AMERICA, INC.

Schedule III

Real Estate and Accumulated Depreciation

December 31, 2020

(in thousands)

		Initial Cost (A)			Gross amount carried at end of period
Property Name	Encumbrance	Land	Buildings and Improvements	Adjustments to Basis (C)	Land and Improvements	Buildings and Improvements (D)	Total (B), (D)	Accumulated Depreciation (E)	Date Constructed	Date Acquired
Watauga Pavilion Watauga, TX	$—	5,185	$27,504	$1,552	$5,185	$29,056	$34,241	$16,963	2003-2004	05/04
Winchester Commons Memphis, TN	—	4,400	7,471	1,095	4,400	8,566	12,966	4,689	1999	11/04
Woodinville Plaza Woodinville, WA	—	16,073	25,433	8,789	16,073	34,222	50,295	6,979	1981	06/15& 8/16
Total	91,514	1,112,230	3,248,577	304,725	1,075,037	3,590,495	4,665,532	1,514,440

Developments in Progress	—	25,450	—	163,106	65,319	123,237	188,556	—

Total Investment Properties	$91,514	$1,137,680	$3,248,577	$467,831	$1,140,356	$3,713,732	$4,854,088	$1,514,440

(a)	The cost basis associated with this property or a portion of this property is included within “Developments in progress” as the property or a portion of the property is in redevelopment.

(b)	The redevelopment at Circle East is no longer combined with the Company’s neighboring property Towson Square.

(c)	The Company acquired the fee interest in this property in 2020.

RETAIL PROPERTIES OF AMERICA, INC.

Notes:

(A)	The initial cost to the Company represents the original purchase price of the property, including amounts incurred subsequent to acquisition which were contemplated at the time the property was acquired.

(B)	The aggregate cost of real estate owned as of December 31, 2020 for U.S. federal income tax purposes was approximately $4,858,679.

(C)	Adjustments to basis include payments received under master lease agreements as well as additional tangible costs associated with the investment properties, including any earnout of tenant space.

(D)	Reconciliation of real estate owned:

	2020	2019	2018
Balance as of January 1,	$4,679,764	$4,692,754	$4,785,927
Purchases and additions to investment property	202,540	133,259	114,050
Sale and write-offs of investment property	(25,655)	(111,557)	(203,766)
Provision for asset impairment	(2,561)	(34,692)	(3,457)
Balance as of December 31,	$4,854,088	$4,679,764	$4,692,754

(E)	Reconciliation of accumulated depreciation:

	2020	2019	2018
Balance as of January 1,	$1,383,274	$1,313,602	$1,215,990
Depreciation expense	145,456	173,619	149,302
Sale and write-offs of investment property	(14,001)	(81,438)	(48,795)
Provision for asset impairment	(289)	(22,509)	(2,895)
Balance as of December 31,	$1,514,440	$1,383,274	$1,313,602

Depreciation is computed based upon the following estimated useful lives in the accompanying consolidated statements of operations and other comprehensive loss:

Years
Building and improvements	30
Site improvements	15
Tenant improvements	Life of related lease